                            STOCK PURCHASE AGREEMENT


                                  By and Among


                              STONEPATH GROUP, INC.
                             a Delaware corporation
                                   (Stonepath)


                                       and


                STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC.
                             a Delaware corporation
                                   (Purchaser)


                                       and


                      GLOBAL TRANSPORTATION SERVICES, INC.
                            a Washington corporation
                                    (Company)


                                       and


                           THE SHAREHOLDERS OF GLOBAL
                          TRANSPORTATION SERVICES, INC.
                                 (Shareholders)


                                       and


                                 JASON F. TOTAH
                              (Shareholders' Agent)







                                  March 5, 2002

                                TABLE OF CONTENTS

Article                                                                                                        Page
ARTICLE I SALE AND TRANSFER OF SHARES............................................................................1

         1.1          Sale and Purchase of the Shares............................................................1

         1.2          Purchase Price.............................................................................2

         1.3          Purchase Price Adjustment..................................................................7

         1.4          Acceleration of Earn-Out Payments..........................................................8

         1.5          Objections; Dispute Resolution.............................................................9

ARTICLE II CLOSING..............................................................................................11

         2.1          Closing Date..............................................................................11

         2.2          Closing Transactions......................................................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS..................................13

         3.1          Organization, Qualification and Status....................................................13

         3.2          Corporate Instruments and Records.........................................................14

         3.3          Capitalization............................................................................14

         3.4          Ownership of Shares.......................................................................14

         3.5          No Subsidiary.............................................................................15

         3.6          Authority of Shareholders.................................................................15

         3.7          No Violation..............................................................................15

         3.8          Financial Statements......................................................................16

         3.9          Absence of Undisclosed and Contingent Liabilities.........................................16

         3.10         No Adverse Changes........................................................................17

         3.11         Guarantees................................................................................19

         3.12         Tax Matters...............................................................................19

         3.13         Litigation................................................................................21

         3.14         Real Property.............................................................................21

         3.15         Owned Tangible Personal Property..........................................................21

         3.16         Condition of Buildings and Tangible Personal Property.....................................22

         3.17         Accounts and Notes Receivable.............................................................22

         3.18         Material Contracts........................................................................22

         3.19         Inventories...............................................................................24

         3.20         Relationship With Related Persons.........................................................25

         3.21         Banking Matters...........................................................................25

         3.22         Labor and Employment Matters..............................................................25

         3.23         Termination of Business Relationships.....................................................26

         3.24         Customers.................................................................................26

         3.25         Product and Service Warranties............................................................27

         3.26         Insurance.................................................................................27

         3.27         Compliance with Laws......................................................................27

         3.28         Licenses and Permits......................................................................27

         3.29         Environmental Matters.....................................................................28

         3.30         Intellectual Property Matters.............................................................28

         3.31         Absence of Certain Business Practices.....................................................28

         3.32         Brokers or Finders........................................................................29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND STONEPATH............................................29

         4.1          Organization and Qualification............................................................29

         4.2          Corporate Instruments and Records.........................................................29

         4.3          Authorization; Valid and Binding Obligation...............................................30

         4.4          Litigation; Orders........................................................................30

         4.5          No Violations.............................................................................30

         4.6          Investment Intent.........................................................................31

         4.7          Stonepath SEC Documents...................................................................31

         4.8          Brokers or Finders........................................................................32

ARTICLE V COVENANTS OF THE PARTIES PENDING CLOSING..............................................................32

         5.1          Access to Information.....................................................................32

         5.2          Interim Operations........................................................................32

         5.3          Documents at Closing......................................................................34

         5.4          Audited Financial Statements..............................................................35

         5.5          Employment Agreements.....................................................................35

         5.6          Notification of Certain Matters...........................................................35

         5.7          HSR Act; Other Filings....................................................................35

         5.8          Satisfaction of Conditions; Cooperation; Further Assurances...............................36

         5.9          Further Mutual Covenants..................................................................36

         5.10         Satisfaction of Guarantees................................................................36

         5.11         Employee Benefits.........................................................................37

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER AND STONEPATH...................................37

         6.1          Accuracy of Representations and Warranties; Company and     Shareholders Performance......38

         6.2          No Adverse Change.........................................................................38

         6.3          No Injunction; Consents...................................................................38

         6.4          Deliveries by the Company and the Shareholders............................................38

         6.5          Employment Agreements.....................................................................38

         6.6          Uniform Commercial Code Searches..........................................................38

         6.7          Completion of Audited Financial Statements................................................39

         6.8          Bank Indebtedness.........................................................................39

         6.9          Cash Balance..............................................................................39

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS...................................39

         7.1          Accuracy of Representations and Warranties; Purchaser Performance.........................39

         7.2          No Adverse Change.........................................................................39

         7.3          No Injunction; Consents...................................................................40

         7.4          Deliveries by Purchaser and Stonepath.....................................................40

         7.5          Consents and Proceedings..................................................................40

         7.6          Employment Agreements.....................................................................40

         7.7          Stonepath Available Cash Balance..........................................................40

ARTICLE VIII TERMINATION........................................................................................40

         8.1          Termination Events........................................................................40

         8.2          Automatic Termination.....................................................................41

         8.3          Effect of Termination.....................................................................41

         8.4          Extension; Waiver.........................................................................41

ARTICLE IX INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS....................42

         9.1          Indemnification by Shareholders and the Company...........................................42

         9.2          Indemnification by Purchaser and Stonepath................................................42

         9.3          Expiration of Representations, Warranties and Covenants...................................43

         9.4          Maximum Liability of Each Shareholder.....................................................43

         9.5          No Implied Representations................................................................44

         9.6          Indemnification Claims....................................................................44

         9.7          Defense of Third Party Actions............................................................44

         9.8          No Right of Contribution or Claim; Subrogation............................................45

         9.9          Exclusivity...............................................................................45

         9.10         Right of Set-Off..........................................................................45

ARTICLE X ADDITIONAL AGREEMENTS OF THE PARTIES..................................................................46

         10.1         Prohibition on Trading in Stonepath Stock.................................................46

         10.2         Non Solicitation of Other Offers..........................................................46

         10.3         Confidentiality...........................................................................47

         10.4         Injunctive Relief.........................................................................48

         10.5         Further Acts and Assurances...............................................................49

         10.6         Public Announcements......................................................................49

         10.7         Tax Matters...............................................................................50

         10.8         Arbitration...............................................................................52

ARTICLE XI MISCELLANEOUS........................................................................................53

         11.1         Definitions...............................................................................53

         11.2         Cumulative Remedies; Waiver...............................................................63

         11.3         Notices...................................................................................63

         11.4         Entire Agreement; Assignment..............................................................64

         11.5         Binding Effect; Benefit...................................................................65

         11.6         Headings..................................................................................65

         11.7         Counterparts..............................................................................65

         11.8         Governing Law.............................................................................65

         11.9         Severability..............................................................................65

         11.10        Expenses..................................................................................65

         11.11        Amendment and Modification................................................................66

         11.12        Shareholders' Agent.......................................................................66

         11.13        RELEASE AND DISCHARGE.....................................................................67

         11.14        Supplementation of Schedules..............................................................67

         11.15        Time of Essence...........................................................................68

         11.16        Construction..............................................................................68



Exhibits
--------

A - Stonepath Guaranty Agreement

B - Shareholders' Schedules

C - Form of Key Employee Employment Agreement

                            Stock purchase AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement"), made and entered into this 5th day of March, 2002, by and among Stonepath Logistics International Services, Inc., a Delaware Corporation, ("Purchaser"), a wholly-owned subsidiary of Stonepath Group, Inc., a Delaware corporation ("Stonepath"), Stonepath, Global Transportation Services, Inc., a Washington corporation (the "Company"), the shareholders of the Company listed on the signature page of this Agreement (collectively, the "Shareholders") and Jason F. Totah, an individual residing in the State of Washington (the "Shareholders' Agent"). Defined terms used herein shall have the meanings set forth in Section
11.1 of this Agreement. Purchaser, Stonepath, the Company, the Shareholders and the Shareholders' Agent are each referred to individually herein as a "Party," and collectively as the "Parties."

                                   WITNESSETH:

                  WHEREAS, the Shareholders own beneficially and of record 100% of the issued and outstanding capital stock of the Company, consisting of 143,250 shares of common stock, no par value (the "Shares");

                  WHEREAS, the Shareholders desire to sell, and Purchaser desires to purchase, all of the Shares for the consideration and on the terms set forth herein; and

                  WHEREAS, the Shareholders have elected to appoint the Shareholders' Agent as their sole and exclusive agent, representative and attorney-in-fact under this Agreement before and after the Closing of the transactions contemplated hereby.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                   ARTICLE I
                           SALE AND TRANSFER OF SHARES

         1.1 Sale and Purchase of the Shares.

                  In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the date of the closing of the transactions described in this Agreement (the "Closing"), the Purchaser agrees to purchase the Shares from the Shareholders, and the Shareholders agree to sell, transfer, convey, assign and deliver the Shares to the Purchaser, subject to and on the terms and conditions set forth in this Agreement, such sale, transfer, conveyance, assignment and delivery of the Shares causing the entire right, title and interest in and to the Shares to be transferred beneficially and of record to Purchaser, free and clear of any Encumbrances or Rights of any kind or nature whatsoever; and at such time the Shares will be fully paid and non-assessable. At the Closing, the Shareholders will deliver to the Purchaser certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Shareholders. In consideration thereof, Purchaser shall pay and deliver to the Shareholders the purchase price for the Shares set forth in and in accordance with Section 1.2.

         1.2 Purchase Price.

              (a) The purchase price for the Shares shall be Five Million Dollars ($5,000,000), plus up to an additional Seven Million Dollars ($7,000,000) in purchase consideration, all payable in accordance with and subject to adjustment pursuant to the further provisions of this Section 1.2 and Sections 1.3, 1.4 and 1.5 (the "Purchase Price").

              (b) Purchaser shall pay the Purchase Price to the Shareholders as follows:

              (i) Five Million Dollars ($5,000,000) (the "Cash Payment Amount") shall be paid in immediately available funds to the Shareholders at the Closing;

              (ii) Subject to the terms of Section 1.2(b)(iii) below, Five Million Dollars ($5,000,000) (the "Base Earn-Out Amount") shall be paid to the Shareholders in installments of One Million Dollars ($1,000,000) per year (each a "Base Earn-Out Payment") covering the five-year earn-out period immediately following the Closing (the "Earn-Out Period"). The Base Earn-Out Payments will be based on the Net Income Before Taxes of the Company, calculated in accordance with Sections 1.2(b)(iii), 1.2(c) and 1.5 below, during each of the calendar years (or prorated portion) that fall within the Earn-Out Period. The Base Earn-Out Payments shall be made on April 1st of each of the years 2003 through 2008, or such earlier date in any such year as Stonepath is required to file its Form 10-K with the SEC pursuant to the rules and regulations under the Exchange Act (the "Earn-Out Payment Dates"), following each calendar year (or shorter period) in which Net Income Before Taxes is determined. With the recognition that the Base Earn-Out Payments will be based upon two periods of less than a full calendar year (i.e., those periods that fall between the Closing Date and December 31, 2002, and between January 1, 2007 and the fifth anniversary of the Closing), the Base Earn-Out Payment and the corresponding "Targeted Amount" (as defined below) of Net Income Before Taxes, shall, for those two periods, be prorated on a daily basis by multiplying each of the Targeted Amount and Base Earn-Out Payments, as applicable, by the percentage obtained by dividing the number of days within the relevant period by 365 days.

              (iii) Subject to the provisions of this Section 1.2(b)(iii), payment of each Base Earn-Out Payment shall be contingent upon the Company achieving Net Income Before Taxes for the calendar year (or portion thereof) preceding each Earn-Out Payment Date in an amount no less than Two Million Dollars (the "Targeted Amount"). On each Earn-Out Payment Date, Purchaser and Stonepath shall prepare and deliver to the Shareholders a certificate (the "Annual Earn-Out Certificate") signed by the Chief Financial Officer of Stonepath setting forth the amount and method of calculating Net Income Before Taxes for the prior calendar year (or portion thereof) and the calculation of the Base Earn-Out Payment then due, if any. If Net Income Before Taxes for the calendar year (or portion thereof) preceding an Earn-Out Payment Date is less than the Targeted Amount (such deficiency, the "Shortfall Amount"), then the Base Earn-Out Payment for such period shall be an amount equal to (x) the quotient obtained by dividing (i) the Company's Net Income Before Taxes for such period by (ii) the Targeted Amount, multiplied by (y) the Base Earn-Out Payment amount; provided, however, that no Base Earn-Out Payment shall be made in the event that the Company's Net Income Before Taxes for the calendar year (or portion thereof) preceding the Earn-Out Payment Date is less than $500,000 (prorated in the manner set forth in Section 1.2(b)(ii) for less than full year periods). By way of illustration only, if Net Income Before Taxes during any full calendar year is $550,000, then the Base Earn-Out Payment for such period would be $275,000 (($550,000/$2,000,000) x ($1,000,000)). Any Shortfall Amount
shall be recovered on a dollar-for-dollar basis to the extent that in any calendar year (or portion thereof) during the Earn-Out Period (backwards or forwards, but only available for application once), Net Income Before Taxes exceeds the Targeted Amount (the amount of such excess hereinafter the "Excess Amount"). The Excess Amount shall be applied on a dollar-for-dollar basis as directed by the Shareholders to reduce any Shortfall Amount in any prior or subsequent calendar year (or portion thereof) during the Earn-Out Period and the corresponding Base Earn-Out Payments shall be adjusted accordingly; ; providedthat any given dollar of the Excess Amount shall only be available for application against a Shortfall Amount once. Without limiting the foregoing provisions, the following examples of the application of this Section 1.2(b)(iii) are offered for clarity:

                     EXAMPLE OF SHORTFALL/EXCESS APPLICATION

Example #1

                Net Income           (Shortfall Amount)/             Cumulative             Payment to
  Year         Before Taxes             Excess Amount             Shortfall/Excess         Shareholders
  ----         ------------             -------------             ----------------         ------------
    1           $1,600,000                ($400,000)                 ($400,000)             $800,000
    2           $1,900,000                ($100,000)                 ($500,000)             $950,000
    3           $2,500,000                 $500,000                          -            $1,250,000(1)

--------------
(1) Comprised of: (i) $1 million paid on the first $2 million of Net Income Before Taxes; (ii) $200,000 attributable to the deemed addition of $400,000 of the Shortfall Amount to the Net Income Before Taxes in year 1, and (iii) $50,000 attributable to the deemed addition of $100,000 of the Shortfall Amount to the Net Income Before Taxes in year 2.

Example #2

                Net Income           (Shortfall Amount)/             Cumulative             Payment to
  Year         Before Taxes             Excess Amount             Shortfall/Excess         Shareholders
  ----         ------------             -------------             ----------------         ------------
    1           $1,600,000                ($400,000)               ($400,000)                $800,000
    2           $1,900,000                ($100,000)               ($500,000)                $950,000
    3           $2,250,000                 $250,000                ($250,000)              $1,125,000(1)

--------------
(1) Comprised of: (i) $1 million paid on the first $2 million of Net Income Before Taxes; and (ii) $125,000 attributable to the deemed addition of $250,000 of the Shortfall Amount to the Net Income Before Taxes in year 1.

Example #3

                Net Income           (Shortfall Amount)/             Cumulative             Payment to
  Year         Before Taxes             Excess Amount             Shortfall/Excess         Shareholders
  ----         ------------             -------------             ----------------         ------------
    1             $300,000              ($1,700,000)              ($1,700,000)                      0
    2           $2,300,000                 $300,000               ($1,400,000)             $1,300,000(1)
    3           $3,000,000               $1,000,000                 ($400,000)             $1,500,000(2)
    4           $4,000,000               $2,000,000                $1,600,000              $1,200,000(3)
    5             $100,000              ($1,900,000)                ($200,000)               $850,000(4)

--------------
(1) Comprised of: (i) $1,000,000 paid on the first $2,000,000 of Net Income Before Taxes, and (ii) $300,000 attributable to the deemed application of the year 2 Excess Amount to the year 1 Net Income Before Taxes.
(2) Comprised of: (i) $1,000,000 paid on the first $2,000,000 of Net Income Before Taxes, and (ii) $500,000 attributable to the deemed application of the year 3 Excess Amount to the year 1 Net Income Before Taxes.
(3) Comprised of: (i) $1,000,000 paid on the first $2,000,000 of Net Income Before Taxes, and (ii) $200,000 attributable to the deemed application of a portion of the year 4 Excess Amount to the year 1 Net Income Before Taxes, which amount caps at the Targeted Amount.
(4) Comprised of: $800,000 attributable to the deemed application of the remaining year 4 Excess Amount to the year 5 Net Income Before Taxes.

Example #4

                Net Income           (Shortfall Amount)/             Cumulative             Payment to
  Year         Before Taxes             Excess Amount             Shortfall/Excess         Shareholders
  ----         ------------             -------------             ----------------         ------------
    1             $100,000              ($1,900,000)              ($1,900,000)                      0
    2             $300,000              $(1,700,000)              ($3,600,000)                      0
    3           $2,250,000                 $250,000               ($3,350,000)            $1,275,0001(1)

--------------
(1) Comprised of: (i) $1,000,000 paid on the first $2,000,000 of Net Income Before Taxes for year 3, and (ii) $275,000 attributable to the deemed application of the year 3 Excess Amount to the year 2 Net Income Before Taxes, such application required to ensure the maximum Base Earn-Out Payment to Shareholders in year 3.

Any Shortfall Amount not recovered on or before the final Earn-Out Payment Date shall no longer be recoverable. For the purposes of this Section 1.2(b)(iii), the Base Earn-Out Payment and Targeted Amount for periods of less than a full calendar year shall be prorated on a daily basis in the manner set forth in
Section 1.2(b)(ii).

              (iv) Additional payments (each an "Additional Earn-Out Payment") shall be paid to the Shareholders in an amount equal to forty percent (40%) of the amount by which the Company's cumulative Net Income Before Taxes (calculated in accordance with this Section 1.2) over the course of the Earn-Out Period (taking into account losses as well as income during any calendar year or portion thereof) exceeds Ten Million Dollars ($10,000,000) (the "Additional Earn-Out Threshold"). The Annual Earn-Out Certificate for the years 2007 and 2008 shall include the amount of the Company's cumulative Net Income Before Taxes. If the Additional Earn-Out Threshold has been reached as of the end of December 31, 2006, the Purchaser shall make an advance payment on the Earn-Out Payment Date in 2007 in an amount equal to fifty percent (50%) of the amount of the Additional Earn-Out Payment calculated as at December 31, 2006. The remaining balance of the Additional Earn-Out Payment otherwise owed on the Earn-Out Payment Date in 2007, together with any amount of the Additional Earn-Out Payment earned for the period from January 1, 2007 through the end of the Earn-Out Period, shall be immediately due and payable on the final Earn-Out Payment Date. In no event shall the Additional Earn-Out Payment (including any advance payment described in this Section 1.2(b)(iv)) exceed Two Million Dollars ($2,000,000).

              (c) The following principles shall apply for the purpose of computing Net Income Before Taxes and the Earn-Out Payments:

              (i) Net Income Before Taxes shall be determined based upon separate financial statements of the Company derived from the audited consolidated financial statements of Stonepath for each of the years in the Earn-Out Period;

              (ii) The Company shall continue to be accounted for as a separate operating unit;

              (iii) No existing customer or customer accounts, or accounts generated by the Company after the Closing, which could otherwise be serviced by the Company shall be diverted to Purchaser, Stonepath, or any Affiliate of Stonepath or the Purchaser without adequate financial provision, reasonably acceptable to the Shareholders, being made to appropriately credit the Company as if it had performed the service;

              (iv) Any business of new customers generated after the Closing by the Company and serviced by the Company shall be credited to the Company;

              (v) Any business of new customers generated after the Closing by the Purchaser, Stonepath, or any Affiliate (other than the Company) of Purchaser or Stonepath which is managed or serviced by the Company shall be credited to the Company;

              (vi) Net Income Before Taxes shall be determined without offset for:

              (1) any overhead or management charges, including without limitation group wide management or information systems, of Purchaser or Stonepath which may otherwise be charged by Purchaser, Stonepath or any Affiliate (other than the Company) of Purchaser or Stonepath;

              (2) any amortization or depreciation of intangibles which are either (a) created by the transactions occurring at the Closing or (b) are not intangibles of the Company;

              (3) any direct or indirect charges against net income associated with periodic or interim impairment analysis of the goodwill of the Company (or any reporting unit associated with the Company's Business) created by the transactions occurring at the Closing;

              (4) any depreciation, amortization, interest or other direct or indirect charges or expenses against net income associated with financings or other debt obligations, or any payments or prepayments thereof, whether currently existing or later incurred, other than the actual cost of financings or other debt obligations incurred in connection with operation of the Company's business or the New Locations;

              (5) expenses associated with any capital expenditures in excess of the average capital expenditures of the Company during the three (3) year period preceding Closing; provided, however, that offsets shall be made for the actual cost of capital expenditures incurred in connection with the New Locations;

              (6) any executive compensation charged to the Company by Stonepath or any Affiliate of Stonepath (other than the Company), other than compensation of the Key Employees or such other employees whose compensation is approved in advance by the Shareholders;

              (7) the cost of any insurance, other than that portion of the actual market cost of insurance policies purchased by the Purchaser or Stonepath which is reasonably allocable to the Company;

              (8) extraordinary income or expense, such as casualties or gain or loss on dispositions, other than any such extraordinary items incurred by the Company; and

              (9) any charges relating to consummation of the transactions contemplated by this Agreement which are first booked after the Closing Date;

provided, however, that, subject to the items listed above in subparagraphs 1.2(c)(vi)(1) through (9), in determining the Earn-Out Payments, offsets shall be made for (x) direct costs of the Company which are otherwise paid or incurred by the Purchaser or Stonepath on behalf of the Company, or (y) that portion of Stonepath's shared administrative services provided by Stonepath directly for the benefit of the Company, in each case which are:

              (a) agreed to in writing by the Shareholders; or

              (b) (1) for services which replace services previously obtained directly by the Company internally or from third parties, and (2) provided at no greater than market rates available from unaffiliated third party vendors.

              (vii) The expenses associated with any additional management or employees retained by Stonepath, other than (a) replacements of such management or employees who have left employment with the Company or (b) those that are approved in writing by the Shareholders, which in each case may be charged to Net Income Before Taxes.

              (viii) Operations that are acquired or developed by the Company in new locations after the Closing (i.e., those start-up locations outside the scope of the Company's existing four locations as of the Closing) (the "New Locations"), will be accounted for separately during the Earn-Out Period, with the objective of determining the combined net income or net losses from the operation of all New Locations. For the purposes of computing the Earn-Out Payments and the Additional Earn-Out Payment, any net income from the operation of the New Locations in a calendar year (or portion hereof) shall be determined in a manner consistent with Section 1.2(c) and included in the determination of Net Income Before Taxes. Furthermore, any combined net losses from the operation of the New Locations in a calendar year (or portion thereof) shall be excluded from the determination of Net Income Before Taxes for the calendar year (or portion thereof) in which they are incurred; provided, however, any such excluded losses shall, until absorbed, thereafter serve as an offset against the net income from the operation of the New Locations in any subsequent calendar year (or portion thereof) of the Earn-Out Period.

              (ix) Any new operations that are acquired by Purchaser or Stonepath and operated or managed by the Company after the Closing ("Acquired Locations"), shall also be accounted for separately with the objective of determining the combined net income or net losses from the operation of Acquired Locations. For the purposes of computing the Earn-Out Payments and the Additional Earn-Out Payment, any net income from the operation of the Acquired Locations in a calendar year (or portion thereof) shall be determined in a manner consistent with this Section 1.2(c) and included in the determination of Net Income Before Taxes. Furthermore, any combined net losses from the operation of the Acquired Locations in a calendar year (or portion thereof) shall be excluded from the determination of Net Income Before Taxes for the calendar year (or portion thereof) in which they are incurred; provided, however, any such excluded losses shall, until absorbed, thereafter serve as an offset against the combined net income from the operation of the Acquired Locations in any subsequent year (or portion thereof) of the Earn-Out Period; provided further, however, all acquisition-related costs and expenses incurred by the Company, the Purchaser, or any of their Affiliates shall, until absorbed, serve as an offset against the net income from the operation of the Acquired Locations in any subsequent calendar year (or portion thereof) of the Earn-Out Period.

              (d) The Purchase Price, when payable, shall be paid to each Shareholder in accordance with each such Shareholder's respective percentage ownership interest in the Shares, as such interest is identified on the signature page(s) to this Agreement (each a "Pro Rata Share").

              (e) Stonepath and Purchaser hereby guarantee the due performance, execution, observance and payment by the Purchaser of all of the Purchaser's obligations and duties arising under, in connection with or incident to this Agreement and any Ancillary Documents executed in connection with the transactions subject to this Agreement, all upon the terms and conditions set forth in the Guaranty Agreement in the form attached hereto as Exhibit A.

         1.3 Purchase Price Adjustment.

              (a) Promptly following the Closing Date (but in any event within forty five (45) days after the Closing Date), the Purchaser shall cause to be prepared and delivered to the Shareholders a certification (the "Closing Certificate") prepared by KPMG (the "Closing Date Accountants"). The Closing Certificate shall include:

              (i) A balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet");

              (ii) An identification of the Working Capital set forth in the Closing Date Balance Sheet.

              (iii) Copies of all supplementary documents, work papers and other data relating to the Closing Certificate; and

              (iv) Such other supplementary evidence as the Shareholders may reasonably request either before or after the delivery of the Closing Certificate.

              (b) In the event that the Working Capital set forth in the Closing Date Balance Sheet is less than Five Hundred Thousand Dollars ($500,000) (the "Minimum Working Capital Amount"), the Shareholders shall pay to Purchaser dollar-for-dollar in immediately available funds the amount of such deficit to Purchaser within five (5) business days after the end of the Response Period or, in the event the Shareholders have delivered to the Purchaser a timely Objection Notice under Section 1.5, within five (5) business days after the final determination of the Independent Accountants pursuant to Section 1.5(c).

              (c) In the event that the Company's Working Capital set forth in the Closing Date Balance Sheet is greater than the Minimum Working Capital Amount, the Purchaser shall pay to each Shareholder dollar-for-dollar in immediately available funds his Pro Rata Share of the amount of such surplus within five (5) business days of the Response Period or, in the event the Shareholders have delivered to the Purchaser a timely Objection Notice under
Section 1.5, within five (5) business days after the final determination of the Independent Accountants pursuant to Section 1.5(c).

              (d) The Closing Date Balance Sheet shall include the report of the Closing Date Accountants, based on the balance sheet of the Company as of the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with the historical practices of the Company and the Financial Statements.

              (e) The Closing Date Accountant's report on the Closing Date Balance Sheet shall be unqualified. The expense of the preparation of the Closing Date Balance Sheet by the Closing Date Accountants shall be borne by the Purchaser.

         1.4 Acceleration of Earn-Out Payments.

              (a) Effective in conjunction with and immediately upon consummation of a Corporate Transaction involving the Company, Purchaser or Stonepath, the Accelerated Earn-Out Payment shall, at the discretion of the Shareholders, become immediately due and payable in cash. The Company, Purchaser or Stonepath, as applicable, shall provide the Shareholders written notice of any impending Corporate Transaction no less than five (5) business days prior to the anticipated closing date of such Corporate Transaction.

              (b) Upon the occurrence of an Event of Default, Purchaser shall have a six (6) month period from the date of such Event of Default (the "Cure Period") during which to cure subject to the following terms and conditions.

              (i) At such time during the Cure Period as Stonepath has an Available Cash Balance equal to or greater than the Cash Payment Threshold, Purchaser shall pay in cash the full amount due and owing to the Shareholders as of the date of such Event of Default (the "Default Payment Amount"), plus interest on the Default Payment Amount at an annual rate of eight percent (8%) from the date of the Event of Default through the date of payment. In the event Purchaser fails to make any payment as required under this Section 1.4(b)(i), then the Accelerated Earn-Out Payment shall, at the discretion of the Shareholders and two days after the Shareholders have delivered to the Purchaser written notice of such default, become immediately due and payable. The Purchaser shall no less frequently than every thirty (30) days during the Cure Period provide the Shareholders with a certificate of Stonepath's then current Available Cash Balance.

              (ii) In the event Stonepath becomes or is Bankrupt, then the Accelerated Earn-Out Payment shall automatically become immediately due and payable in cash.

              (iii) In the event Stonepath becomes or is Insolvent, then the Accelerated Earn-Out Payment shall become due and payable ten (10) calendar days after delivery of notice by the Shareholders to Stonepath of such Insolvency.

              (iv) In the event the Default Payment Amount remains unpaid at the end of the Cure Period, then the Accelerated Earn-Out Payment shall, at the discretion of the Shareholders, become immediately due and payable in cash.

              (c) Except in the event of acceleration pursuant to Section 1.4(b)(ii) which shall require no notice to be effective, the Shareholders shall deliver written notice of their intent to exercise their acceleration rights under Section 1.4(a) or 1.4(b) to Purchaser, and such acceleration shall be effective immediately (except as expressly provided in Sections 1.4(b)(i) and (iii)) upon Purchaser's receipt of such notice in accordance with Section 11.3.

              (d) Stonepath shall deliver notice to Shareholders no less than five (5) business days in advance of any voluntary bankruptcy or insolvency filing or petition, dissolution or winding-up.

              (e) The acceleration remedies provided for herein are non-cumulative, and the exercise or non-exercise of any such rights by the Shareholders shall not prohibit or preclude the Shareholders from seeking any other remedies available to them including, without limitation, pursuant to the Guaranty Agreement or otherwise.

         1.5 Objections; Dispute Resolution.

              (a) If the Shareholders conclude that any matter reported in an Annual Earn-Out Certificate or Closing Certificate is not accurate, the Shareholders shall, within thirty (30) days after their receipt of the such Annual Earn-Out Certificate or Closing Certificate (the "Response Period"), deliver to the Purchaser a written statement (the "Objection Notice"): (i) setting forth in reasonable detail the nature of the objections to each of any discrepancies believed to exist, and (ii) requesting all additional information required by the Shareholders to perform calculations relating to matters contained in such certificate. If no Objection Notice is given within the Response Period, then the calculations set forth in an Annual Earn-Out Certificate or Closing Certificate, as applicable, shall be controlling for all purposes of this Agreement and, (A) in the case of an Annual Earn-Out Certificate, Purchaser shall pay the Shareholders the amount, if any, which it is obligated to pay in accordance with Sections 1.2(b)(ii) and (iv), and (B) in the case of the Closing Certificate, the Shareholders shall pay the Purchaser the amount, if any, which they are obligated to pay in accordance with Section 1.3(b) of this Agreement and the Purchaser shall pay the Shareholders the amount, if any, which it is obligated to pay in accordance with Section 1.3(c) of this Agreement.

              (b) The Purchaser and the Shareholders shall use good faith efforts to jointly resolve any properly noticed objections and discrepancies within fifteen (15) days of the receipt by the Purchaser of an Objection Notice, which resolution, if achieved, shall be fully and completely binding upon all Parties to this Agreement and not subject to further review, appeal, or dispute.

              (c) If Purchaser and the Shareholders are unable to resolve the objections and discrepancies to their mutual satisfaction within such fifteen
(15) day period, then the matter shall be submitted to an accounting firm of national reputation mutually acceptable to Purchaser and the Shareholders (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, the Purchaser, the Company and the Shareholders shall concurrently furnish, at their own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Purchaser and the Shareholders, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other Party), and (ii) have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed thirty (30) days from the date of engagement of the Independent Accountants) render a decision on the issues presented, and such decision shall be final and binding on all of the Parties to this Agreement.

              (d) The fees, costs and expenses of the Independent Accountants in performing their duties with respect to an engagement under Section 1.4(c) shall be borne equally by the Purchaser and the Shareholders.

              (e) In connection with their review of the Closing Date Balance Sheet and all other matters arising under the Closing Certificate and Annual Earn-Out Certificates, the Purchaser shall afford the Shareholders and their representatives complete access to the books, records, personnel and facilities of or pertaining to the Company.

                                   ARTICLE II
                                     CLOSING

         2.1 Closing Date.

              The Closing of the purchase and sale of the Shares shall take place at the offices of the Company at 1930 Sixth Avenue South, 2nd Floor, Seattle, Washington, or its counsel at 5200 Carillon Point, Kirkland, Washington, as soon as practicable after the conditions to the Closing set forth in Articles VI and VII have been satisfied. The date of the Closing is hereinafter referred to as the "Closing Date." Subject to the provisions of
Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

         2.2 Closing Transactions.

              At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

              (a) The Company and the Shareholders, as applicable, shall deliver to the Purchaser the following:

              (1) A certificate or certificates representing all of the Shares duly endorsed by the Shareholders in blank or accompanied by assignments separate from certificate duly endorsed in blank;

              (2) A certificate of the Shareholders to the effect that: (i) all representations and warranties made by the Shareholders under this Agreement are true and correct in all material respects as of the Closing Date, as though originally given to Purchaser on the Closing Date; (ii) the Company and the Shareholders have performed all obligations required to be performed by them under this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article VI have been satisfied or waived in writing;

              (3) A certificate of existence/authorization of the Secretary of State of Washington, dated within fifteen (15) days of the Closing Date, to the effect that the Company is in good standing under the laws of such state;

              (4) An incumbency certificate signed by all of the officers of the Company dated at or about the Closing Date;

              (5) Copies of the Company's amended and restated articles of incorporation and amended and restated bylaws certified by the Secretary of the Company dated at or about the Closing Date;

              (6) An Employment Agreement executed by each of the Shareholders;

              (7) The resignation of each officer and director of the Company in form and substance satisfactory to Purchaser;

              (8) An opinion of the Company's counsel in form and substance satisfactory to the Purchaser;

              (9) Termination agreements in form and substance satisfactory to the Purchaser terminating any and all agreements between the Shareholders and the Company;

              (10) Either (i) evidence satisfactory to the Purchaser that all outstanding Bank Indebtedness has been repaid in full or (ii) a request that the Purchaser apply a portion of the purchase price to be paid at the Closing to the repayment in full of all outstanding Bank Indebtedness;

              (11) A non-foreign person affidavit as required by Section 1445 of the Code from certain of the Shareholders; and

              (12) Such other documents, agreements, consents, and approvals as are required under this Agreement or as may be reasonably requested by the Purchaser.

              (b) Purchaser and Stonepath, as applicable, will deliver to the Company and the Shareholders the following:

              (1) Purchaser shall deliver or shall cause to be delivered to the Shareholders the Cash Payment Amount by wire transfer of immediately available funds to the bank accounts designated in writing by the Shareholders at least three (3) days prior to Closing;

              (2) Certificates of the Purchaser's Chief Executive Officer and Stonepath's Chief Executive Officer to the effect that: (i) all representations and warranties of the Purchaser and Stonepath (as applicable) under this Agreement are true and correct in all material respects as of the Closing Date, as though originally given to the Shareholders on the Closing Date; (ii) each of the Purchaser and Stonepath (as applicable) has performed all required obligations to be performed by it under this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article VII have been satisfied or waived;

              (3) Certificates of good standing of the Secretary of the State of Delaware, dated within fifteen (15) days of the Closing Date, that each of the Purchaser and Stonepath is in good standing under the laws of said state;

              (4) Certified resolutions of each of the Purchaser's and Stonepath's board of directors, dated at or about the Closing Date, authorizing the transactions contemplated under this Agreement;

              (5) Incumbency certificates signed by all of the officers of the Purchaser and Stonepath, respectively, dated at or about the Closing Date;

              (6) The Employment Agreements executed by the Purchaser or the Company, as applicable;

              (7) Opinion of the Purchaser's and Stonepath's counsel in form and substance satisfactory to the Shareholders;

              (8) The Stonepath Guaranty Agreement; and

              (9) Such additional documents, agreements, consents, and approvals as are required under this Agreement or as may be reasonably requested by the Shareholders.

                                  ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

              As a material inducement to Purchaser to execute this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby, each of the Shareholders, severally but not jointly, and the Company hereby represent to the Purchaser that each of the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as otherwise set forth in written disclosure schedules (the "Shareholders' Schedules") delivered to Purchaser pursuant to this Article III, a copy of which is attached to this Agreement as Exhibit B. The Shareholders' Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this
Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Shareholders' Schedules shall be deemed to be disclosed and incorporated in any other part of the Shareholders' Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

         3.1 Organization, Qualification and Status.

              (a) The Company and Global Container are each corporations duly incorporated and organized, validly existing and authorized under the laws of the State of Washington. The Company has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary. Each jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation is set forth in Section 3.1(a) of the Shareholders' Schedules.

              (b) The Company has not, during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any person or entity. Section 3.1(b) of the Shareholders' Schedules sets forth all fictitious names under which the Company or such predecessors have conducted business.

         3.2 Corporate Instruments and Records.

              The copies of the articles of incorporation and bylaws of the Company and Global Container, each certified by the Secretary of the Company and heretofore furnished to Purchaser, are true, correct and complete and each include all amendments to the date hereof. The minute books of the Company and Global Container, as made available to Purchaser, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of its shareholders and directors and committees thereof. The stock certificate books and ledgers of the Company, as made available to Purchaser for inspection, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of the Company by the Shareholders.

         3.3 Capitalization.

              (a) The authorized capital stock of the Company consists of 250,000 shares of common stock, no par value, of which 143,250 shares are issued and outstanding and constitute the Shares. All of the Shares are held beneficially and of record by the Shareholders, and no shares are held in the treasury of the Company. All of the Shares are validly issued, fully paid and non-assessable and entitled to vote at shareholder meetings, and none of the Shares has been issued in violation of any preemptive rights of shareholders or transferred in violation of any transfer restrictions relating thereto. None of the Shares are subject to any preemptive or other right created by statute, the Company's amended and restated articles of incorporation or amended and restated bylaws, by contract, or otherwise. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem or acquire, any shares of the capital stock or other securities of the Company and there is no outstanding security of any kind convertible into such capital stock. None of the shares of capital stock or other securities of the Company were issued in violation of the Securities Act, state securities laws, or any other legal requirement.

              (b) The authorized capital stock of Global Container consists of 100,000 shares of common stock, no par value, of which 100,000 are issued and outstanding. All outstanding shares of Global Container common stock are held beneficially and of record by the Company, free and clear of all Rights and Encumbrances.

         3.4 Ownership of Shares.

              The Shareholders own and hold, beneficially and of record, the entire right, title, and interest in and to the Shares, free and clear of all Rights and Encumbrances. Each Shareholder has full power and authority to vote the Shares owned by him and to approve the transactions contemplated by this Agreement. Except as set forth in the Shareholders' Schedules, each Shareholder has the full power and authority to vote, transfer and dispose of the Shares owned by him, free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Purchaser will acquire good title to the Shares, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Shares or to effect the merger or consolidation of the Company with or into any other Person.

         3.5 No Subsidiary.

              Except as set forth in the Shareholders' Schedules, the Company does not have any Subsidiary or any ownership interest in any other entity and the Company is not a party to any joint venture arrangement and does not have the right or obligation to acquire any securities of or ownership interests in any other person or entity.

         3.6 Authority of Shareholders.

              Each Shareholder has the full capacity, power and authority to enter into this Agreement and the Ancillary Agreements to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. This Agreement and the Ancillary Agreements to which a Shareholder is a Party has been duly authorized, executed and delivered by each Shareholder and are the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Company or the Shareholders in connection with the execution, delivery or performance by the Company or any of the Shareholders of this Agreement.

         3.7 No Violation.

              Neither the Company nor Global Container is in default under or in violation of any provision of its respective articles of incorporation or bylaws. To each Shareholder's Knowledge, neither the Company nor Global Container is in material default or material breach of any agreement, understanding, arrangement, indenture, contract, lease, sublease, license, sublicense, franchise, loan agreement, note, restriction, obligation or liability to which it is a party or by which it is bound or to which it or its assets are subject (individually, an "Instrument" and collectively, the "Instruments"). Except as set forth in the Shareholders' Schedules, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company and the Shareholders, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will: (i) conflict with or result in a breach of any of the terms, conditions or provisions of the amended and restated articles of incorporation or amended and restated bylaws of the Company or Global Container; (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument; (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument; (iv) result in the creation of any Encumbrance on the assets, capital stock or properties of the Company or Global Container; (v) conflict with, violate or result in a breach of or constitute a default under, any Applicable Law to which the Company or Global Container or any of its assets or properties is subject; (vi) require the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or any other Person; or (vii) affect the validity, enforceability or effectiveness of any Permit.

         3.8 Financial Statements.

              (a) Annex 3.8(a) to the Shareholders' Schedules contains true and correct and complete copies of the audited financial statements of the Company for the years ended December 31, 1999, and December 31, 2000, and unaudited financial statements for the most recent completed year ended December 31, 2001 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of the Company at the dates and for the periods covered by such Financial Statements, except that the unaudited financial statements for the year ended December 31, 2001 do not contain footnotes. The books and records of the Company from which the Financial Statements were prepared properly and accurately record the transactions and activities which they purport to record.

              (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

              (c) The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for the transactions, bank accounts or funds which have been and are reflected in the Company's books and records.

         3.9 Absence of Undisclosed and Contingent Liabilities.

              (a) Except as set forth in the Shareholders' Schedules, the Company has no Liabilities except (i) Liabilities which are reflected and properly reserved against in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since December 31, 2001, and (iii) Liabilities arising under the Material Contracts set forth in the Shareholders' Schedules or which are not required to be disclosed on such Shareholders' Schedules and which have arisen in the Ordinary Course of Business.

              (b) Except as set forth in the Shareholders' Schedules, none of the Liabilities described in this Section 3.9(a) relates to any breach of contract, breach of warranty, tort, infringement or violation of law, or arose out of any action, order, writ, injunction, judgment, or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

              (c) The reserves for Liabilities set forth on the balance sheets included in the Financial Statements are reasonable.

         3.10 No Adverse Changes.

              Since December 31, 2001, except as set forth in the Shareholders' Schedules, the Company has operated in the Ordinary Course of Business and has not:

              (a) Sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in any Permit or Intellectual Property owned or used by the Company, other than in the Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

              (b) Suffered, sustained or incurred any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

              (c) Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

              (d) Engaged in any transaction not in the Ordinary Course of Business;

              (e) Made any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

              (f) Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

              (g) Issued any note, bond or other debt security or created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation, or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

              (h) Discharged or satisfied any Encumbrance, or paid any material Liability, other than current Liabilities shown on the most recent balance sheet included in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since December 31, 2001;

              (i) Declared, set aside or paid a dividend or made any other distribution with respect to any class or series of capital stock of the Company, except for those S Corporation distributions necessary to cover applicable pass-through Taxes on the Company's net income prior to the Closing, or directly or indirectly redeemed, purchased or otherwise acquired any shares of any class or series of the Company's capital stock;

              (j) Increased the salary, wage or other compensation or level of benefits payable or to become payable by the Company to any of its employees, officers, or directors, including, without limitation, granting, paying or accruing any bonus, incentive compensation, service award, or other similar benefit, other than any wage increases or raises to non-officer or non-director employees in the Ordinary Course of Business;

              (k) Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

              (l) Except as described in the Shareholders' Schedules, amended or terminated any Material Contract, except in the Ordinary Course of Business;

              (m) Changed accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates) or reevaluated any of the Company's assets;

              (n) Suffered, sustained or incurred any Material Adverse Change;

              (o) Incurred any termination of any material customer account or group of accounts or received notice from any customer, supplier, vendor, Governmental Authority or any other Person which could give rise to or result in a Material Adverse Effect on the Company;

              (p) Delayed, postponed, or failed to pay any Liability outside of the Ordinary Course of Business;

              (q) Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or adopted, amended, modified or terminated any benefit plan for the benefit of any of the Companies' directors, officers or employees;

              (r) Made any change or amendment in its amended and restated articles of incorporation, amended and restated bylaws, or other governing instruments;

              (s) Issued or sold any securities; acquired, directly or indirectly, by redemption or otherwise, any securities; reclassified, split-up or otherwise changed any such equity security; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

              (t) Incurred any Liability other than in the Ordinary Course of Business;

              (u) Disposed of, or permitted to lapse, any Intellectual Property rights or disclosed any trade secret, process or know-how to any Person not an employee;

              (v) Entered into any contract other than in the Ordinary Course of Business; and/or

              (w) Entered into any contract to do any of the foregoing.

         3.11 Guarantees.

              (a) Except as set forth in the Shareholders' Schedules, the Company has not guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any Person. No assets of the Company are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a Person other than the Company.

              (b) Section 3.11(b) identifies all obligations and liabilities of the Company for which the Shareholders have provided or been caused to incur personal guarantees thereof (the "Shareholders' Guarantees").

         3.12 Tax Matters.

              (a) Section 3.12(a) of the Shareholders' Schedules contains a list of the Tax Returns which the Company has filed for any taxable periods ended on or after December 31, 1997. The Company has provided the Purchaser with true, correct, and complete copies of all such Tax Returns.

              (b) Except as set forth on Section 3.12(b) of the Shareholders'
Schedules:

              (i) The Company (A) has timely and properly filed or caused to be filed all Tax Returns which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject, all such tax returns being true and correct and complete in all respects (B) has timely paid or caused to be paid in full all Taxes which are or have become due and payable to all taxing authorities as set forth on such returns and periods,
(C) has made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and
(D) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of Tax Returns and the payment of Taxes.

              (ii) The Company has properly accrued and reflected in its Financial Statements, and has thereafter to the date hereof properly accrued, and will from the date hereof up to but excluding the Closing Date properly accrue, all liabilities for Taxes. To each Shareholder's Knowledge, all such accruals are in the aggregate sufficient for payment of all such taxes and assessments.

              (iii) To each Shareholder's Knowledge, there are no unassessed Tax deficiencies proposed or Threatened against the Company, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against the Company. There are no actions, suits, proceedings, investigations or claims now pending against the Company with respect to any Tax, or any matter under discussion between the Company and any Governmental Authority relating to any Taxes.

              (iv) The Company is not and has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

              (v) The Company is not a party to, is not bound by, and does not have any obligation under any tax sharing, tax indemnity, or similar agreement.

              (vi) The Company has not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Internal Revenue Code in taxable income for any taxable year beginning on or after the Closing Date.

              (vii) Except as set forth in the Shareholders' Schedules, none of the Shareholders are foreign persons so that Section 897 and 6039C of the Internal Revenue Code are not applicable to the transactions provided for hereunder.

              (viii) The Company, since October 1, 1992, has been a validly electing "S Corporation" as that term is defined in Sections 1361 and 1362 of the Code, and has never revoked or terminated such election, nor has it taken any action which would disqualify the Company from its S Corporation status. In accordance with the Section 338(h)(10) election, the Company's final "S Corporation" return shall report any gain or loss from the deemed sale under
Section 338.

              (ix) The Company has a Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code.

              (x) Except as set forth in the Shareholders' Schedules, the Company has not in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a "qualified subchapter S subsidiary".

              (xi) The Shareholders' Schedules identify all audits of the Company's Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. The Company has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes.

              (xii) The Company has not filed a consent under Section 341(g) of the Code concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

         3.13 Litigation.

              Except as set forth in the Shareholders' Schedules, there are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or, to each Shareholder's Knowledge, Threatened (i) against or involving the Company or any of its officers or directors (in their capacity as such), (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated by this Agreement, or
(iii) which would prevent the Company from consummating the transactions contemplated by this Agreement. To each Shareholder's Knowledge, there are no state of facts existing which is reasonably likely to give rise to any such action, suit, proceeding, claim, demand or investigation. There are no proceedings pending or Threatened against or involving the Company by or before any Governmental Authority, to each Shareholder's Knowledge, or state of facts existing which is reasonably likely to give rise to any such proceedings. The Company is not in violation of any Injunction.

         3.14 Real Property.

              (a) The Company has the right to use all real property necessary for the conduct of its business as presently conducted. The Shareholders' Schedules identify all such real property. Except as set forth in the Shareholders' Schedules, the Company is not a party to any leases of real property. The Company is the lessee under the real estate leases described on the Shareholders' Schedules. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by the Company to Purchaser. The Company enjoys quiet and undisturbed possession under each of said leases. The Company's interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the Company, other than the lessor thereof. To each Shareholder's Knowledge, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or Threatened zoning or use or building restriction which would interfere with the present or any intended use by the Company of any of such leased real estate. Said leases are valid and binding and in full force and effect, and are not in default as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

              (b) The Company does not own any real property.

         3.15 Owned Tangible Personal Property.

              The Company owns or has the right to use all personal property necessary for the conduct of its business as presently conducted. The Shareholders' Schedules set forth a list of the items of tangible personal property owned by the Company where the replacement value of each item individually exceeds $10,000 (the "Tangible Personal Property"). Except as set forth on Schedule 3.15 hereto and except for property disposed of in the Ordinary Course of Business of the Company, the Company has all right, title and interest in, and good title to, the Tangible Personal Property free and clear of any Encumbrance of any kind or nature whatsoever. With respect to each item of Tangible Personal Property, (i) there are no leases, subleases, licenses, options, rights, or concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of Tangible Personal Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of Tangible Personal Property or portion thereof or interest therein, and (iii) there are no parties other than the Company which are in possession of or are using such Tangible Personal Property. Copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by the Company to Purchaser.

         3.16 Condition of Buildings and Tangible Personal Property.

              All of the premises occupied and the items of Tangible Personal Property are in such operating condition and repair as are necessary for the conduct of the Business and comply in all respects with Applicable Laws, including but not limited to zoning, building and fire codes. Each item of Tangible Personal Property is adequately covered by one of the insurance policies described in Section 3.26 hereto.

         3.17 Accounts and Notes Receivable.

              To each Shareholder's Knowledge, each of the accounts receivable of the Company included within the Financial Statements constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company and has been acquired in the Ordinary Course of Business. Neither the Company nor any Shareholder is aware of any reason that each account receivable is not fully collectible to the extent of the face value thereof (less the amount of the allowance for the doubtful accounts reflected on the most recent balance sheet included in the Financial Statements) within the normal collection cycle of the relevant customer. No account debtor has any valid setoff, deduction or defense with respect thereto, and no account debtor has asserted any such setoff, deduction or defense. There are no accounts receivable which arise pursuant to an agreement with the United States Government or any agency or instrumentality thereof.

         3.18 Material Contracts.

              (a) Section 3.18(a) of the Shareholders' Schedules contains a list of all of the material contracts of the Company which shall consist of all agreements, leases, licenses, contracts, obligations, promises, commitments, arrangements, understandings, or undertakings, (whether oral or written or express or implied) to which the Company is a party, under which the Company may become subject to any obligation or liability, or by which the Company or any of its assets may become bound (collectively, the "Material Contracts") that satisfy any of the following:

              (i) each arrangement, agreement, contract or understanding that involves performance of services or delivery of goods or materials by the Company in an amount or for a value in excess of $10,000;

              (ii) each arrangement, agreement, contract or understanding that was not entered into in the Ordinary Course of Business;

              (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other arrangement, agreement, contract or understanding affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

              (iv) each licensing agreement or other arrangement, agreement, contract or understanding with respect to patents, trademarks, copyrights, or other intellectual property (regardless of whether the Company is the licensee or licensor thereunder), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any intellectual property assets of the Company;

              (v) each collective bargaining agreement or other arrangement, agreement, contract or understanding with any labor union or other employee representative of a group of employees;

              (vi) each joint venture, partnership, and other arrangement, agreement, contract or understanding (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

              (vii) each arrangement, agreement, contract or understanding containing covenants that in any way purport to restrict the business activity of the Company;

              (viii) each arrangement, agreement, contract or understanding providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

              (ix) each power of attorney that is currently effective and outstanding;

              (x) each arrangement, agreement, contract or understanding for capital expenditures in excess of $10,000;

              (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

              (xii) each confidentiality and non-disclosure agreement (whether the Company is the beneficiary or the obligated party thereunder), other than those entered into in the Ordinary Course of Business;

              (xiii) each employment contract, consulting contract, or severance agreement, including contracts (A) to employ or terminate officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of, any Liability of the Company, any of the Shareholders, or the Purchaser to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

              (xiv) each arrangement, agreement, contract or understanding with a Related Person;

              (xv) any other arrangement, agreement, contract or understanding under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Business or the Company; and

              (xvi) each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

              (b) Accurate and complete copies of each Material Contract listed in Section 3.18(a) of the Shareholders' Schedules have been made available to Purchaser, at Purchaser's request, prior to the date hereof. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Neither the Company nor, to the Knowledge of the any Shareholder, any other party is in default or in arrears under the terms of any Material Contract, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Company has fulfilled, or taken action to fulfill when due, all of its material obligations under each of the Material Contracts. Neither the Company nor any of the Shareholders has any reason to believe that the products or services called for by any executory Material Contract cannot be supplied in accordance with the terms of such Material Contract, and there is no reason to believe that any unfinished Material Contract will, upon performance by the Company, result in a loss by the Company. The Company has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to services rendered or products sold by the Company.

         3.19 Inventories.

              All of the Company's inventories are reflected in the Financial Statements at cost or market, whichever is lower; are good and salable or usable in the Ordinary Course of Business; are of sufficient quality for the normal operation of the Company's Business; and do not contain, any obsolete items (except as provided for in the Financial Statements).

         3.20 Relationship With Related Persons.

              The Shareholders, directors, officers, and employees of the Company, and their Related Persons do not have any interest in any of the properties or assets of or used by the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company, or (ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company (a "Competing Business") (except for the ownership of less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in the Shareholders' Schedules, the Shareholders, and no director or officer of the Company and none of their Related Persons is a party to any contract with, or has any claim against, the Company. All money owed by the Company to the Shareholders or its directors or officers, or their Related Persons, (other than for salary and bonuses) are for bona fide debts and are set forth in the Shareholders' Schedules.

         3.21 Banking Matters.

              Section 3.21 of the Shareholders' Schedules contains a true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which the Company has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of the Company, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         3.22 Labor and Employment Matters.

              (a) The Shareholders' Schedules contain a complete list of all written employment arrangements, pension, retirement, profit sharing and bonus plans, and deferred compensation, health, welfare, severance management, and other similar plans for the benefit of any employees of the Company ("Employee Benefit Plans"), including employee plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in ss. 3(3) of ERISA). The Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a party to any collective bargaining agreement. The Company has never been a member of a "controlled group of corporations" within the meaning of Section 414(b) or (c) of the Code and has never maintained a defined benefit pension plan or contributed to a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of each Employee Benefit Plan have heretofore been delivered by the Company to Purchaser.

              (b) With respect to each Employee Benefit Plan:

              (1) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or Threatened with respect to each such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan; and

              (2) each such Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code and other Applicable Laws.

              (c) All directors, officers, and employees of the Company, together with the current salaries, job descriptions, and locations of such directors, officers and employees are set forth in the Shareholders' Schedules.

              (d) Except as set forth in the Shareholders' Schedules and as required under COBRA, the Company is not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

              (e) The Company has complied with all Applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. The Company is not engaged in any unfair labor practice. The Company has complied with all applicable provisions of the Immigration Reform and Control Act of 1986.

              (f) The Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in an obligation (absolute or contingent) of the Company to may any payment to any present or former employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

         3.23 Termination of Business Relationships.

              No supplier of the Company which cannot be replaced on commercially reasonable terms has evidenced to the Company any intention to cancel or terminate its business relationship with the Company. No key employee of the Company has notified the Company or the Shareholder of his or her intent or desire to terminate employment with the Company.

         3.24 Customers.

              Set forth in Section 3.24 of the Shareholders' Schedules is a list of the five largest customers of the Company based on the percentage of revenue represented by those customers for calendar years 2000 and 2001. The relationships of the Company with its suppliers and customers are good commercial working relationships, and no supplier or customer of the Company has canceled, curtailed or otherwise terminated or Threatened to cancel or otherwise terminate, his, her, or its relationship with the Company, except that the mix of the Company's customers changes from time to time in the Ordinary Course of Business.

         3.25 Product and Service Warranties.

              Except as set forth in the Shareholders' Schedules, there are no liabilities of or claims against the Company, and no liabilities or claims are Threatened against the Company, with respect to any product liability (or similar claim) or product or service warranty (or similar claim) claim that relates to any product or service provided by the Company and involves an amount in excess of $25,000 individually or $100,000 in the aggregate with all other claims.

         3.26 Insurance.

              Schedule 3.26 of the Shareholders' Schedules identifies all of the Company's insurance policies. The Company maintains insurance covering its assets, business, equipment, properties, operations and employees with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in full compliance with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the Ordinary Course of Business. None of such policies are subject to cancellation by virtue of the Agreement or the consummation of the other transactions contemplated herein. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

         3.27 Compliance with Laws.

              To each Shareholder's Knowledge, the Company has complied in all material respects with all Applicable Laws applicable to it and its business, assets, properties and operations and no claim of the violation of any such Applicable Law has been asserted prior to the date hereof. Neither the Company nor the Shareholder has received any notice to the effect that, or has been otherwise advised that, the Company is not in compliance with any Applicable Laws. Each of the Company and the Shareholder has no reason to anticipate that any existing circumstances are likely to result in any material violation of any Applicable Law.

         3.28 Licenses and Permits.

              The Company has secured all Permits necessary for the conduct of the Business, except for those Permits, the absence of which, either alone or in the aggregate, would not have a Material Adverse Effect upon the Business or the Company. With respect to each Permit, (a) such Permit is in full force and effect, (b) the Company (or other designated permittee or licensee thereunder) is in compliance with the terms, provisions and conditions thereof, (c) there are no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative action(s) or proceedings(s) affecting such Permit, and (d) no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of such Permit other than by expiration of the term set forth therein.

         3.29 Environmental Matters.

              Except as set forth in the Shareholders' Schedules, to each Shareholder's Knowledge (i) the Company is currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate Person or Governmental Authority required to operate its facilities in compliance with applicable Environmental Laws; (ii) the Company has not violated any applicable Environmental Law; (iii) there is no present requirement of any applicable Environmental Law which is due to be imposed upon the Company which will increase its cost of complying with the Environmental Laws; (iv) all on-site generation, treatment, processing, storage and disposal of Waste and Hazardous Materials by the Company has been done in compliance with currently applicable Environmental Laws; (v) all off-site transportation, treatment, processing, storage and disposal of Waste and Hazardous Materials generated by the Company has been done in compliance with currently applicable Environmental Laws; (vi) the Company has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by Environmental Laws; and (vii) the Company has not used or otherwise managed any Regulated Substance except in strict compliance with all Environmental Laws. This Section 3.29 constitutes the sole and exclusive representation of the Shareholders with respect to Environmental Laws and all other environmental and safety matters.

         3.30 Intellectual Property Matters.

              The corporate name of the Company and the trade names and service marks listed in the Shareholders' Schedules are the only material names and service marks which are used by the Company in the operation of the Business. To each Shareholder's Knowledge, the Intellectual Property owned or licensed to the Company constitutes all of the Intellectual Property necessary for the operation of the Business as now being conducted. Except as set forth in the Shareholders' Schedules, there are no outstanding licenses or consents granting third parties the right to use the Intellectual Property owned by the Company. To each Shareholder's Knowledge, the Company has received no notice of any adversely held patent, invention, trademark, copyright, service mark or trade name, or trade secret of any Person, or any claims of any other Person relating to any of the Intellectual Property owned by the Company and material to the Business. To each Shareholder's Knowledge, there is no presently known Threatened infringement of any such Intellectual Property. The sale or use of any products or services now or heretofore provided by the Company did not and does not infringe (nor has any claim been made that any such action infringes) any third party's registered copyrights or, to each Shareholder's Knowledge, trademarks or tradenames. The Company's ownership or right to use any of the Intellectual Property material to the Business will not cease by reason of the execution, delivery, or performance of this Agreement.

         3.31 Absence of Certain Business Practices.

              Except for customer or prospective customer entertainment occurring in the Ordinary Course of Business, to each Shareholder's Knowledge, neither the Company nor any Person authorized to act on its behalf, has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (i) would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) if not given in the past, would have had a Material Adverse Effect on the Business or the Company, or (iii) if not continued in the future, would adversely affect the financial condition, Business or operations of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or Proceedings.

         3.32 Brokers or Finders.

              Except as set forth in the Shareholders' Schedules, neither the Company nor the Shareholders have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents commissions or similar payments in connection with this Agreement.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND STONEPATH

              As a material inducement to the Shareholders to execute this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser and Stonepath hereby represent and warrant to the Shareholders that, except as set forth in the reports filed by Stonepath with the SEC, each of the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

         4.1 Organization and Qualification.

              Each of Purchaser and Stonepath is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Stonepath has the corporate power and authority to carry on its business as presently conducted and as currently anticipated to be conducted. Each of Purchaser and Stonepath is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary.

         4.2 Corporate Instruments and Records.

              The copies of the Purchaser's and Stonepath's certificate of incorporation and bylaws, each certified by the Secretary of the Purchaser or Stonepath, as applicable, and heretofore furnished to the Shareholders, are true, correct and complete and each include all amendments to the date hereof. The Purchaser's minute books, as made available to the Shareholders, contain true, complete and correct records of all corporate action taken on or prior to the date hereof at the meetings of their respective shareholders and directors and committees of the board or by written consent.

         4.3 Authorization; Valid and Binding Obligation.

              Each of the Purchaser and Stonepath has all the unrestricted and absolute right, power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser or Stonepath is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser or Stonepath, as applicable. This Agreement and the Ancillary Agreements to which the Purchaser or Stonepath is a party have been or will be when executed and delivered by the Purchaser or Stonepath, duly executed and delivered by the Purchaser or Stonepath, as applicable, and constitute, or will constitute when executed and delivered by the Purchaser or Stonepath, the valid and binding obligations of the Purchaser or Stonepath, as applicable, enforceable against the Purchaser or Stonepath, as applicable, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar legal requirements affecting or relating to creditors' rights generally, and (ii) general principles of equity. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Purchaser or Stonepath in connection with the execution, delivery or performance by the Purchaser or Stonepath of this Agreement or the Ancillary Agreements.

         4.4 Litigation; Orders.

              There are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or Threatened against or involving the Purchaser or Stonepath, or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation. There are no proceedings pending or Threatened against or involving the Purchaser or Stonepath by or before any Governmental Authority, department, commission, bureau, instrumentality or agency (including but not limited to any Governmental Authority concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or state of facts existing which could give rise to any such proceedings; and neither the Purchaser nor Stonepath is in violation of any Injunction of any Governmental Authority. There is no order, writ, injunction, judgment or decree to which Purchaser, Stonepath or any of their respective assets owned or used by them, is subject.

         4.5 No Violations.

              Neither Purchaser nor Stonepath is in default under or in violation of any provision of (a) its respective certificate of incorporation or bylaws, or (b) any Instrument to which either is a party or by which its respective assets are subject. Neither the execution and delivery of the Purchaser's Agreements by the Purchaser and Stonepath, nor the consummation of the transactions contemplated thereby, nor compliance with the terms thereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser or Stonepath, (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument, (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of the Purchaser or Stonepath, (iv) result in the creation of any Encumbrance on the assets, capital stock or properties of the Purchaser or Stonepath, (v) conflict with, violate or result in a breach of or constitute a default under any Applicable Law to which the Purchaser or Stonepath or any of their respective assets or properties are subject, (vi) require the Purchaser or Stonepath to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or other Person.

         4.6 Investment Intent.

              Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of Section 2(a)(11) of the Securities Act. Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act or under the securities laws of any jurisdiction.

         4.7 Stonepath SEC Documents.

              (a) Stonepath has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Stonepath with the SEC between January 1, 2001, and the date of this Agreement (the "Stonepath SEC Documents") which availability will be deemed satisfied if such Stonepath SEC Documents are available in final form on the SEC's website. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Stonepath SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Stonepath SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The consolidated financial statements contained in the Stonepath SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC; and (iii) fairly present in all material respects the consolidated financial position of Stonepath as of the respective dates thereof and the consolidated results of operations of Stonepath for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         4.8 Brokers or Finders.

              Neither Purchaser nor Stonepath, or their respective directors, officers or agents, has incurred any obligations or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V
                    COVENANTS OF THE PARTIES PENDING CLOSING

              The Parties to this Agreement, as applicable, covenant and agree, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII hereof, as follows:

         5.1 Access to Information.

              The Company shall give or cause to be given to the Purchaser, its officers, employees, counsel, accountants and other representatives, upon reasonable notice, access during normal business hours to the properties and assets and all of the books, minute books, title papers, records, files, contracts, insurance policies, environmental records and reports, licenses and documents of every character and nature of the Company, and the Company shall furnish or cause to be furnished to the Purchaser, its officers, employees, counsel, accountants and other representatives, all of the information with respect to the Company and/or the Company's properties or assets as any of them may reasonably request. The Purchaser, its officers, counsel, or accountants shall have the authority to interview, as reasonably necessary and without undue disruption to the business of the Company, all employees, customers, vendors, and suppliers, and the Company shall make such introductions as may be requested; provided, however, that any contacts or interactions with the Company's customers, vendors and suppliers shall be conducted only with the prior consent of the Company and in a commercially reasonably manner consistent with the best interests of the Company. In addition, the Purchaser may, subject to the conditions stated above, at its sole cost and expense, through its officers, employees, counsel, accountants and other representatives, conduct such investigations and examinations of the Company's properties and assets as it reasonably deems necessary or advisable, and the Company will provide reasonable cooperation to such persons in such investigations.

         5.2 Interim Operations.

              (a) The Company and the Shareholders agree during the period commencing on the date of this Agreement through the Closing Date or termination of the Agreement under Article VIII (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld), that as to the Company:

              (1) The Company shall carry on the Business in the Ordinary Course of Business and use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

              (2) The Company shall not and shall not propose to: (a) declare, set aside or pay any dividend, on, or make other distributions in respect of, any of its capital stock, except for those S Corporation distributions necessary to cover applicable pass-through taxes on the Company's net income prior to Closing, or purchase or redeem any shares of its capital stock; (b) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) redeem, repurchase or otherwise acquire any shares of its capital stock; or (d) otherwise change its capitalization; provided, however, that the foregoing shall not preclude the Company from complying with and fulfilling any obligations pursuant to any written agreements in effect as of the date of this Agreement including, without limitation, those agreements set forth in Section 3.3 of the Shareholders' Schedules.

              (3) Except as contemplated by this Agreement, the Company shall not sell, issue, pledge, authorize or propose the sale or issuance of, pledge or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

              (4) The Company shall not amend its amended and restated articles of incorporation or its amended and restated bylaws.

              (5) The Company shall not sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of, any of its assets that are material to the Company's Business or any other assets except in the Ordinary Course of Business and in no event amounting in the aggregate to more than $25,000.

              (6) The Company shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others other than in the Ordinary Course of Business consistent with prior practice and in no event amounting in the aggregate to more than $25,000.

              (7) The Company shall not make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate without the Purchaser's prior written consent.

              (8) The Company shall maintain the levels of materials and supplies used in the Business consistent with Company's past practice for similar periods of the calendar year.

              (9) The Company shall not accelerate the collection of its accounts receivable or delay the payment of its accounts payable or other liabilities, in each case arising out of the operation of the Business in a manner which would be inconsistent with past practice.

              (10) The Company shall not adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan.

              (11) Except for (a) payment of bonuses described in the Shareholders' Schedules and (b) wage increases or raises to non-officer or director employees in the Ordinary Course of Business, the Company shall not grant to any employees any increase in compensation (except for the Employment Agreements) or in severance or termination pay (other than pursuant to the agreements listed in Section 3.3 of the Shareholders' Schedules), enter into any employment agreement with any employee, or grant, pay or accrue to an employee, any bonus or incentive compensation.

              (12) The Company shall not acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or subdivision thereof, or make any investment by either purchase of stock or securities, contributions to capital, property transfer or, except in the Ordinary Course of Business, purchase of any property or assets, of any other individual or entity.

              (13) The Company shall not make any material Tax election or settle or compromise any material Tax liability.

              (14) The Company shall not waive, release, grant or transfer any rights of material value or modify or change in any material respect any Material Contract other than in the Ordinary Course of Business.

              (15) The Company shall not take any action, or fail to take any action, that is not in the Ordinary Course of Business or that is reasonably likely to result in any of the representations and warranties of the Company and the Shareholders set forth in this Agreement becoming untrue in any material respect.

              (16) The Company shall maintain in full force and effect all insurance coverages for its properties and assets substantially comparable to coverages existing on the date hereof.

              (17) Within thirty (30) days of the close of each month after the execution of this Agreement, the Company shall make available to the Purchaser a preliminary unaudited balance sheet and income statement for the Company disclosing the financial position and results of operations of the Company for the preceding month and year-to-date.

              (18) The Company shall not enter into, or modify, any contract with a Related Person.

         5.3 Documents at Closing.

              Each Party, as applicable, shall execute and deliver at the Closing the documents identified in Section 2.2.

         5.4 Audited Financial Statements.

              (a) The Company and the Shareholders shall cooperate with Stonepath and the Purchaser for the purpose of allowing KPMG to audit the books and records of the Company for the calendar year ended December 31, 2001 (the "Audited Financial Statements"). The Company and the Shareholders shall assist in the audit and facilitate the production of the Audited Financial Statements, including providing access to the books and records of the Company in accordance with Section 5.1 of this Agreement. In furtherance of the foregoing, the Company shall execute and deliver such documents and instruments as may be required by such accountants to complete the Audited Financial Statements.

              (b) Purchaser shall pay all fees, costs and expenses arising from, incident to or in connection with the audit of the books and records of the Company and the preparation of the Audited Financial Statements, including the fees, costs and expenses of the Company's independent accountants and legal advisors in rendering services in connection with such audit and preparation and review of the Audited Financial Statements.

         5.5 Employment Agreements.

              At and upon the Closing, (a) Purchaser shall cause the Company to enter into the Employment Agreements substantially in the form contained within Exhibit C with each of the Key Employees identified in Section 5.5 of the Shareholders' Schedules, and (b) each Shareholder shall enter into an Employment Agreement substantially in the form contained within Exhibit C.

         5.6 Notification of Certain Matters.

              The Shareholders shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Shareholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its or their representations or warranties in this Agreement to be untrue or inaccurate in any material respect, and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement. The delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the Party receiving such notice under this Agreement.

         5.7 HSR Act; Other Filings.

              (a) If so required, the Parties shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder. In the event that the filing of a premerger notification form is required under the HSR Act, the Purchaser shall bear one hundred percent (100%) of the costs and expenses, including filing fees, associated with preparation and defense of such filing.

              (b) Purchaser and the Shareholders shall, as promptly as practicable after the date of this Agreement, make any required filings, notifications and any other required submissions, under any Applicable Law with respect to the Agreement and the related transactions, including notifications of change of ownership of the Company to the Federal Maritime Commission, International Air Transport Association and U.S. Department of Treasury, and shall cooperate with each other with respect to the foregoing. The Purchaser shall bear one hundred percent (100%) of the costs and expenses, including filing fees, associated with preparation and defense of such filings, up to a maximum aggregate amount of $20,000 and the Shareholders shall pay (100%) of the costs and expenses after the Purchaser has paid the first $20,000 of such costs and expenses.

         5.8 Satisfaction of Conditions; Cooperation; Further Assurances.

              The Shareholders and the Company shall use all commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied. The Purchaser and Stonepath shall use all commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied. Each Party to this Agreement agrees to cooperate fully with the other Parties and their counsel, accountants and other representatives and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonably practicable, to facilitate Closing of the transactions contemplated by this Agreement, and will refrain from a course of action inconsistent with this Agreement. Each Party shall, upon request of any of the other Parties, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may be required to carry out the provisions and intent of this Agreement and the Ancillary Agreements, including using all commercially reasonable efforts to obtain or cause to be obtained all consents and approvals necessary to consummate the transactions contemplated hereby.

         5.9 Further Mutual Covenants.

              Purchaser, Stonepath and the Shareholders shall refrain from taking any action which would render any representations or warranties contained in Articles III or IV of this Agreement inaccurate as of the Closing Date and shall promptly notify the other Party upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate. Each Party shall promptly notify the other Parties if he or it has discovered that any representation or warranty made by another Party under this Agreement is untrue or incorrect in any material respect. Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or Threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

         5.10 Satisfaction of Guarantees.

              The Purchaser and Stonepath shall use all commercially reasonable efforts prior to the Closing to cause the Shareholders to be released from the Shareholders Guarantees. In the event that any release of Shareholders Guarantee(s) has not been obtained at the Closing, the Purchaser shall make continuous reasonable commercial efforts to have terminated, extinguished or otherwise released any such remaining Shareholders Guarantee(s) (and provide all documents and instruments to evidence such termination, extinguishment or release) and shall defend, indemnify and hold the Shareholders harmless from any and all matters with respect to such Shareholder Guarantees.

         5.11 Employee Benefits.

              Purchaser and Stonepath agree that all employees of the Company who continue employment with Company, Purchaser or Stonepath after the Closing Date (the "Continuing Employees") shall be eligible to continue to participate in the Company's retirement (specifically, its 401(k) plan), health, vacation and other non-equity based Employee Benefit Plans, as such plans are described in (a) the Company's employee policy manual delivered to the Purchaser prior to the date of this Agreement or (b) the policies listed under Section 3.22 of the Shareholders' Schedules; provided, however, that if Purchaser or Stonepath terminates any retirement, health, vacation or other Employee Benefit Plan of the Company, then the Continuing Employees shall be eligible to participate in Purchaser's or Stonepath's health, vacation and other non-equity based Employee Benefit Plans, to substantially the same extent as employees of Purchaser or Stonepath in similar positions and at similar grade levels. With respect to such benefits and to the extent permitted under applicable employee benefit plans of Purchaser or Stonepath, (after any necessary or desirable amendments thereto) credit for service accrued by Continuing Employees (and eligible dependents) for employment with the Company prior to the Closing Date shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company Employee Benefit Plan) and eligibility waiting periods applicable to any Continuing Employee shall be waived, and employees shall be given credit for amounts paid or vesting under any Company Employee Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable employee benefit plan of Purchaser or Stonepath. With respect to 401(k) plan matters, Continuing Employees shall receive full credit for vesting under the Company's 401(k) plan and shall continue to receive matching contributions at current rates under the Company's 401(k) plan. The provisions of this Section shall terminate at the end of the Earn-Out Period.

                                   ARTICLE VI
       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER AND STONEPATH

              The obligations of Purchaser and Stonepath hereunder shall be subject to the following conditions, any or all of which may be waived in writing by Purchaser and Stonepath:

         6.1 Accuracy of Representations and Warranties; Company and Shareholders Performance.

              Each of the representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date and the Company and the Shareholders shall have performed and complied in all respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by them on or prior to the Closing Date.

         6.2 No Adverse Change.

              Since December 31, 2001, there shall have been no Material Adverse Change with respect to the Company or the Business.

         6.3 No Injunction; Consents.

              No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all required consents and approvals for the consummation of the transactions contemplated hereby shall have been secured or waived.

         6.4 Deliveries by the Company and the Shareholders.

              The Company and the Shareholders, as applicable, shall have executed and delivered to Purchaser at Closing the documents identified in
Section 2.2(a) hereof.

         6.5 Employment Agreements.

              Each of the Key Employees shall have executed and delivered an Employment Agreement.

         6.6 Uniform Commercial Code Searches.

              Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Purchaser) of filings made pursuant to Article 9 thereof in all jurisdictions where any assets of the Company are located, in form, scope and substance reasonably satisfactory to Purchaser and its counsel, shall not disclose any Encumbrances against any of such assets disclosed thereby except Encumbrances that are disclosed in Financial Statements, this Agreement, or are otherwise released or terminated by the Company prior to or at the time of Closing. Purchaser shall bear any and all costs associated with conducting such searches.

         6.7 Completion of Audited Financial Statements.

              The Audited Financial Statements of the Company shall have been completed and delivered to the Purchaser together with an audit report of the auditing firm that contains no material qualifications and identifies no material exceptions to generally accepted accounting principles. The Audited Financial Statements shall conform in all material respects to the unaudited financial statements for the year ended December 31, 2001, provided to Purchaser under Section 3.8(a) of the Shareholders' Schedules, except to the extent any such non-conformity does not represent a Company Material Adverse Effect.

         6.8 Bank Indebtedness.

              The Shareholders shall have either (i) furnished evidence satisfactory to the Purchaser that all outstanding Bank Indebtedness has been repaid in full or (ii) requested Purchaser apply that portion of the purchase price to be paid at the Closing to the repayment in full of all outstanding Bank Indebtedness.

         6.9 Cash Balance.

              The Company shall have a cash balance of no less than $100,000 immediately prior to the Closing, which cash balance shall be a component of Working Capital.

                                  ARTICLE VII
        CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

              The obligations of the Company and the Shareholders shall be subject to the following conditions, any or all of which may be waived in writing by the Shareholders:

         7.1 Accuracy of Representations and Warranties; Purchaser Performance.

              Each of the representations and warranties of Purchaser and Stonepath in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date and Purchaser shall have in all respects performed and complied with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Purchaser or Stonepath on or prior to the Closing Date.

         7.2 No Adverse Change.

              Since December 31, 2001, there shall have been no Material Adverse Change with respect to the Purchaser or Stonepath.

         7.3 No Injunction; Consents.

              No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all required consents and approvals for the consummation of the transactions shall have been secured.

         7.4 Deliveries by Purchaser and Stonepath.

              Purchaser and Stonepath, as applicable, shall have executed and delivered to the Company and the Shareholders the documents and paid to the Shareholder the amount identified in Section 2.2(b)(1) hereof, including the Stonepath Guaranty Agreement.

         7.5 Consents and Proceedings.

              The Purchaser and Stonepath shall have obtained all of the consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and all actions, proceedings, instruments and documents deemed necessary or appropriate by the Shareholders and their counsel to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto, shall have been obtained and all other related legal matters shall have been approved by such counsel.

         7.6 Employment Agreements.

              The Purchaser shall have caused the Company to execute and deliver the Employment Agreements to each of the Key Employees.

         7.7 Stonepath Available Cash Balance.

              At the Closing and after giving effect to Purchaser's payment of the Cash Payment Amount, Stonepath (or its Affiliates, other than the Company) shall have an Available Cash Balance of not less than $2,000,000.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination Events.

              This Agreement may, by written notice given prior to or at the Closing, be terminated:

              (a) by the Purchaser (on behalf of the Purchaser and Stonepath) if a material breach of any provision of this Agreement has been committed by the Company or the Shareholders and such breach has not been waived by the Purchaser;

              (b) by the Company (on behalf of the Company, the Shareholders, and the Shareholders' Agent) if a material breach of any provision of this Agreement has been committed by Stonepath or the Purchaser and such breach has not been waived by the Company;

              (c) by the Purchaser if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Purchaser or Stonepath to comply with its obligations under this Agreement), and the Purchaser has not waived such condition on or before the Closing Date;

              (d) by the Company if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or Shareholders to comply with their obligations under this Agreement), and the Company has not waived such condition on or before the Closing Date; or

              (e) by mutual consent of the Purchaser (on behalf of the Purchaser and Stonepath) and the Company (on behalf of the Company, the Shareholders and the Shareholders' Agent).

         8.2 Automatic Termination.

              This Agreement shall automatically terminate and shall be of no further force or effect, except as expressly provided below in Section 8.3, on and as of the Termination Date.

         8.3 Effect of Termination.

              Each Party's right of termination under Sections 8.1 and 8.2 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1 or 8.2, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Sections 10.3 (Confidentiality), 10.6 (Public Announcements), 11.10 (Expenses), and Article IX (Indemnification; Survival of Representations and Warranties and Certain Covenants) will survive; provided further, however, that if this Agreement is terminated by a Party because of a material breach of the Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of another Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired; provided further, however, that no Party shall be liable for any consequential or punitive damages relating to or arising from any termination of this Agreement.

         8.4 Extension; Waiver.

              Any time prior to the Closing, the Parties may (a) extend the Termination Date or the time for the performance of any of the obligations or other acts of any other Party under or relating to this Agreement; (b) waive any inaccuracies in the representations or warranties by any other Party or (c) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of any other Party to any such extension or waiver shall be valid and enforceable against such Party only if set forth in an instrument in writing signed on by or on behalf of such Party.

                                   ARTICLE IX
         INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                             AND CERTAIN COVENANTS

         9.1 Indemnification by Shareholders and the Company.

              Subject to the limitations set forth in this Article, the Company (prior to and on the Closing) and each of the Shareholders (severally but not jointly and only with respect to the period after the Closing) hereby covenant and agree to indemnify and hold the Purchaser, its officers, directors, employees, Affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable and documented attorneys' fees and disbursements of counsel), Liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (but excluding incidental, consequential and special damages and Liability unless directly asserted by a third party pursuant to a third party claim) (individually, a "Loss" and collectively "Losses") that any of them may at any time directly suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each of the following:

              (a) the breach or inaccuracy of any representation or warranty made by such Party in this Agreement, including the documents, instruments and agreements (other than the Employment Agreements) to be executed and delivered by the Shareholders pursuant hereto; provided, however, that the Shareholders shall not be required to provide such indemnification for the breach or inaccuracy of any such representation or warranty unless and until the Purchaser, its officers, directors, employees, Affiliates and other representatives shall have sustained cumulative Losses as a result of one or more such breaches or inaccuracies of at least One Hundred Thousand Dollars ($100,000) (the "Basket Amount"). Once the aggregate amount of Losses exceeds the Basket Amount, the Shareholders shall provide indemnification for all Losses sustained as a result of such breach(es) or inaccuracies of the applicable representations and warranties only for Losses in excess of the Basket Amount (and shall have no Liability with respect to the Loss or Losses which comprise the Basket Amount); or

              (b) the breach of any covenant or agreement made by such Party in this Agreement.

         9.2 Indemnification by Purchaser and Stonepath.

              Subject to the limitations set forth in this Article 9, the Purchaser and Stonepath covenant and agree to defend, indemnify and hold the Shareholders and the Shareholders' Agent (individually), and their respective officers, trustees, beneficiaries, heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each of the following:

              (a) the breach or inaccuracy of any representation or warranty made by the Purchaser or Stonepath in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Purchaser or Stonepath pursuant hereto and thereto; or

              (b) the breach of any covenant or agreement made by the Purchaser or Stonepath in this Agreement or the Guaranty Agreement executed and/or delivered by the Purchaser or Stonepath pursuant hereto or thereto; or

              (c) any Shareholder Guarantee.

         9.3 Expiration of Representations, Warranties and Covenants.

              The covenants set forth in Section 5 shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of the Parties hereto with respect to such covenants shall thereupon be extinguished; provided, however, that the covenants contained in Sections 5.3(b) (payment for preparation of Audited Financial Statements), 5.6(b) (other filings), 5.9 (Satisfaction of Guarantees) and 5.10 (Employee Benefits) shall survive the Closing and continue to be binding and of full force and effect on the Parties making such covenants. All other covenants and agreements contained in, arising from, incident to, or in connection with this Agreement shall survive the Closing indefinitely, until such covenants and agreements are fully satisfied and require no further performance or forbearance, or the rights of a Party hereto expire on a specific date by the terms hereof. All of the representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 12:00 p.m. (Seattle time) on the eighteenth (18th) month anniversary of the Closing Date, and all liability of any Party with respect to such representations and warranties shall thereupon be extinguished; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization, Qualification, and Status),
3.3 (Capitalization), 3.6 (Authority of Shareholders), 3.4 (Ownership of Shares) and 3.7 (No Violation) shall survive the Closing through the twenty fourth
(24th) month anniversary of the Closing; provided further, however, that, if prior to the applicable expiration date of a representation and warranty, Purchaser shall have duly delivered a Claim Notice to such Shareholder in conformity with all of the applicable procedures set forth in Section 9.6, then the specific indemnification claim set forth in such Claim Notice shall survive such date (and shall not be extinguished thereby).

         9.4 Maximum Liability of Each Shareholder.

              The total amount of the payments that any Shareholder can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Purchaser and all amounts payable to any counsel retained by such Shareholder in accordance with Section 9.7) shall be limited to the aggregate amount of purchase price consideration actually received by such Shareholder under this Agreement, and each Shareholder's cumulative liability shall in no event exceed such amount.

         9.5 No Implied Representations.

              The Parties to this Agreement acknowledge that, except as expressly provided in Articles III and IV of this Agreement, no Party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

         9.6 Indemnification Claims.

              (a) If any Party hereto (the "Claimant") wishes to assert an indemnification claim against another Party hereto (the "Respondent"), the Claimant shall deliver to the other Party a written notice (a "Claim Notice") setting forth: (i) the specific representation, warranty, or covenant alleged to have been breached by such other Party; (ii) a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty; or covenant and (iii) a detailed description of, and a reasonable estimate of the total amount of, the Losses actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

              (b) Within fifteen (15) days of a Respondent's receipt of a Claim Notice, Respondent shall accept or reject in writing the matter set forth in the Claim Notice. Any dispute between Claimant and Respondent shall be resolved in accordance with Section 10.8 of this Agreement.

         9.7 Defense of Third Party Actions.

              If any Party hereto (the "Indemnitee") receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the another Party hereto (the "Indemnitor"), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing such matter in reasonable detail. The failure by an Indemnitee to provide such written notice by the Indemnitee to the Indemnitor shall not affect any liability on the part of the Indemnitor under this Article IX, except to the extent the Indemnitor is prejudiced by such failure. In the event of a matter involving a third party claim against an Indemnitee, the Indemnitor shall have the right, at its option and expense, to assume the defense of any such claim with its own counsel reasonably acceptable to the Indemnitor; provided, however, that the Indemnitee shall not be required to permit such an assumption of the defense of such a claim which, if not first paid, discharged or otherwise complied with, would result in a material disruption or interruption of the business of the Indemnitee or any material part thereof. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such third party claim within twenty (20) days after it has received written notice thereof shall be deemed a waiver by the Indemnitor of its right to assume the defense of such claim. If the Indemnitor timely elects to assume the defense of any such third party claim, then:

              (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such claim following the Indemnitor's election to assume the defense of such claim;

              (b) the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's Affiliates and that the Indemnitor considers necessary or desirable for the defense of such claim;

              (c) the Indemnitee shall execute such documents and take such other actions as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such claim;

              (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnitor in the defense of such Matter;

              (e) the Indemnitor shall have the exclusive right to settle, adjust or compromise such third party claim without the consent or approval of the Indemnitee or any other Person, but only if the terms of such settlement, adjustment, or compromise provide only for the payment of money for which the Indemnitor is liable under this Agreement.

         9.8 No Right of Contribution or Claim; Subrogation.

              After the Closing, the Shareholders shall not have any right of contribution against the Company for any breach of representation, warranty, covenant or agreement of the Company under this Agreement; provided, however, that such waiver of rights shall in no manner constitute a waiver of or preclude any claims by or rights of each Shareholder against the Company or the Company's director and officer liability insurance carrier for indemnification, advancement of expenses, coverage or contribution. Subject to the foregoing, to the extent that any Party hereto (the "Indemnifying Party") makes or is required to make any indemnification payment to another Party hereto (the "Indemnified Party"), the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related; provided, however, that the exercise of such right of subrogation by an Indemnifying Party shall not have an adverse effect upon the Indemnified Party.

         9.9 Exclusivity.

              The right of any Party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article IX shall be the sole and exclusive right and remedy exercisable by such Party solely with respect to any breach by any other Party hereto of any representation or warranty.

         9.10 Right of Set-Off.

              In the event the Purchaser has an Indemnification Claim under this
Article IX and has previously submitted a Claim Notice to a Shareholder in accordance with Section 9.6, if after application and completion of all dispute resolution procedures established in this Agreement Purchaser is determined to have stated a valid claim for indemnification, then, in addition to any other rights of Purchaser under this Article IX, Purchaser shall have the right to apply the amount of the Losses against the amount of any future Earn-Out Payments required to be paid to such Shareholder under this Agreement.

                                   ARTICLE X
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         10.1 Prohibition on Trading in Stonepath Stock.

              The Shareholders acknowledge that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of Stonepath, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Stonepath. Accordingly, the Shareholders agree that they will not purchase or sell any securities of Stonepath, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Stonepath, until no earlier than Seventy-Two (72) hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement, provided that the Form 8-K is required and timely filed.

         10.2 Non Solicitation of Other Offers.

              During the term of this Agreement, the Shareholders and the Company will not, and will not permit their respective representatives, investment bankers, agents and affiliates to, directly or indirectly, (a) solicit or encourage submission of or any inquiries, proposals or offers by, (b) participate in any negotiations with, (c) afford any access to the properties, books or records of the Company to, (d) accept or approve, or (e) otherwise assist, facilitate or encourage, or enter into any contracts, agreements, arrangements or understandings with, any person or group (other than the Purchaser, Stonepath or their Affiliates, agents and representatives), in connection with any "Acquisition Proposal" (as hereafter defined). The Shareholders will promptly notify the Purchaser if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal. For the purposes hereof, the term "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of capital stock of the Company representing fifty percent (50%) or more of the voting power or equity of the Company, or the purchase of all or substantially all of the assets of the Company. Without limiting the general nature of Section 11.4, the obligations of the Parties pursuant to this
Section 10.2 supersede and replace any similar obligations contained in Section 9 of that certain letter agreement between the Company and Stonepath dated February 6, 2002.

         10.3 Confidentiality.

              (a) With respect to Confidential Information concerning the Company and the Shareholders that is made available to Purchaser pursuant to the terms of this Agreement, Purchaser and Stonepath each agree that they shall hold such Confidential Information in strict confidence, shall not use such information except for the sole purpose of evaluating, and performing the Purchaser's and Stonepath's obligations and exercising the Purchaser's rights under, this Agreement and shall not disseminate or disclose any of such information other than to the directors, officers, employees, shareholders, affiliates, agents and representatives of the Purchaser and Stonepath who need to know such information for the sole purpose of evaluating, and performing the Purchaser's and Stonepath's obligations and exercising the Purchaser's and Stonepath's rights under, this Agreement (each of whom shall be informed by Purchaser or Stonepath of the confidential nature of the Confidential Information and directed by Purchaser or Stonepath to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of
Article VIII, Purchaser or Stonepath shall immediately return all such Confidential Information of the Company, all copies thereof and all information prepared by Purchaser or Stonepath based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by Purchaser or Stonepath from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of Purchaser or Stonepath or any party who received the same through Purchaser or Stonepath; provided, however, that Purchaser or Stonepath has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Purchaser or Stonepath; (iv) is independently developed by Stonepath or any of its Affiliates without the use of any Confidential Information received from the Company or the Shareholders; or (v) is disclosed with the express prior written consent thereto of the Company or the Shareholders. Purchaser and Stonepath shall undertake all necessary steps to ensure that the secrecy and confidentiality of such Confidential Information will be maintained in accordance with the provisions of this subsection (a).

              (b) With respect to Confidential Information concerning Purchaser and its Affiliates that is made available to the Shareholders pursuant to the provisions of this Agreement, the Shareholders and the Company agree that they shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the Shareholders' or the Company's obligations and exercising the Shareholders' and the Company's rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to the Company's directors, officers, employees, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating, or performing the Company's obligations or exercising the Company's rights under, this Agreement and the related transactions (each of whom shall be informed by the Shareholders or the Company of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially). If this Agreement is terminated pursuant to the provisions of
Article VIII, the Shareholders agree to return immediately all Confidential Information, all copies thereof and all information prepared by either of the Shareholders or the Company based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that
(i) is learned by the Shareholders or the Company from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the Shareholders or the Company or any party who received the same through the Shareholders or the Company; provided, however, that the Shareholders and the Company have no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the Shareholders or the Company; (iv) is independently developed by the Company or the Shareholders without the use of any Confidential Information received from the Purchaser or its Affiliates or (v) is disclosed with the express prior written consent thereto of Purchaser. The Shareholders and the Company agree to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (b).

              (c) Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

              (d) On and after the Closing, the Shareholders shall hold in strict confidence all Confidential Information of the Company and the Business, shall not disclose, publish or make use of such knowledge or information without the consent of the Purchaser.

              (e) Without limiting the general nature of Section 11.4, this
Section 10.3 shall replace and supercede in all respects the terms of a Confidentiality Agreement entered into as of January 30, 2002, between Stonepath and the Company.

         10.4 Injunctive Relief.

              The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Agreement, including those in Sections 10.1 (Prohibition on Trading), 10.2 (Non-Solicitation of Other Offers), and 10.3 (Confidentiality), is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

         10.5 Further Acts and Assurances.

              The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of any other Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Agreements. In addition, from and after the Closing Date, the Purchaser and Stonepath will afford to the Company, the Shareholders and their attorneys, accountants and other representatives, access, during normal business hours, to such personnel, books and records relating to Purchaser or Stonepath as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

         10.6 Public Announcements.

              (a) Neither the Shareholders nor the Purchaser, Stonepath or any Affiliate, shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information (as construed pursuant to Regulation FD under the Securities Act) concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made (a) to the minimum extent as may be required by law or court order, or (b) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement.

              (b) Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

              (c) Stonepath shall have the right to make such public disclosures of this Agreement and the transactions contemplated hereby as it determines in good faith are required under applicable federal securities laws, in which event the contents of any such disclosure shall be submitted to the Company and the Shareholders' Agent for review and approval no later than two (2) business days prior to the proposed disclosure.

              (d) The Parties anticipate issuing a mutually acceptable joint press release announcing the consummation of the transactions provided for herein.

         10.7 Tax Matters.

              (a) The Shareholders will timely and properly file or cause to be filed all tax returns of the Company which are due or which will become due for periods ending through the Closing Date, all such tax returns to be true and correct and complete in all material respects, and the Shareholders will pay or cause to be paid in full when due all taxes, if any, shown to be due on such returns; in that regard, the Company shall provide Shareholders with such reasonable access to the books and records of the Company as is necessary to complete and file such tax returns. Shareholders shall present for Purchaser's review and Purchaser shall be entitled to review all final federal and state S-corporation returns which shall include gains, if any, resulting from the
Section 338(h)(10) election to be filed by the Parties hereto, thirty (30) days prior to the filing of any such return. In addition, the Shareholders agree that any and all costs of preparing such return shall be borne exclusively by the Shareholders.

              (b) With respect to any other Tax Returns for any taxable period that includes but does not end on the Closing Date (the "Straddle Tax Returns"), Purchaser and Stonepath shall prepare a schedule (the "Apportionment Schedule") apportioning the taxable income or loss and all other items of the Company allocable to (i) the period up to and including the Closing Date and (ii) the period after the Closing Date, by an interim closing of the books as of the end of the day on the Closing Date.

              (c) The Shareholders and Purchaser shall jointly make an election on a timely basis with respect to the Company under Section 338(h)(10) of the Code on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and shall jointly make an election in the manner required under any analogous provision of state or local law as the Shareholders shall designate or as shall be required, concerning the transactions contemplated by this Agreement. The Purchaser shall, with the assistance and cooperation of the Shareholders, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable tax laws and shall on such Form 8023 allocate the Purchase Price in a manner consistent with Section 338 of the Code, and the Purchaser shall deliver such forms and related documents to the Shareholders at least 60 days prior to the due date of filing. The Shareholders shall deliver to the Purchaser at least 30 days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law). The Shareholders and Purchaser shall jointly execute any amended Form 8023's (and all forms under analogous provisions of state or local law) as may become necessary after the initial filing to the extent post-closing adjustments to Purchase Price arise under the provisions of this Agreement.

              (d) The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election.

              (e) The Shareholders and the Purchaser agree that the Purchaser shall perform or cause to be performed an initial valuation of assets and allocation of purchase price of the Company, for purposes of Section 338 of the Code. The Purchaser shall provide the Shareholders with drafts of such valuation of assets and allocation of the "modified aggregate deemed sale price" (as that term is defined in the applicable Treasury Regulations) within one hundred twenty (120) days after the Closing Date. The Shareholders shall have forty-five
(45) days to provide the Purchaser with any objections to such drafts. If the Shareholders shall object to the computation or allocation by the Purchaser of such amounts, and the Purchaser and the Shareholders shall not reach agreement on the computation or allocation within thirty (30) business days after notification by the Shareholders of their objection, the Purchaser and the Shareholders shall submit the issue to arbitration by a nationally recognized accounting firm as shall be mutually acceptable to the Purchaser and the Shareholders for resolution of the disagreement within ten (10) days, it being agreed that the Purchaser and the Shareholders will jointly share the fees and expenses of such accounting firm. The valuations and allocations determined pursuant to this Section 10.7 shall be used for purposes of all relevant Tax Returns, reports and filings.

              (f) All transfer, documentary, stamp, registration, sales and use, registration, stamp and similar Taxes and fees (including all penalties and interest) imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Shareholders.

              (g) After the Closing Date, each of the Shareholders, on the one hand, and Purchaser, Stonepath and the Company on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, including any Straddle Tax Returns or associated Apportionment Schedule, or any audit of the Company in respect of which the Shareholders, on the one hand, or Purchaser, Stonepath or the Company on the other, as the case may be, are responsible pursuant to this Section 10.7, and (ii) retain, or cause to be retained, for so long as any such Taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this Section 10.7 shall include without limitation each of the Shareholders, Purchaser, Stonepath and the Company (x) making their agents and employees and the agents and employees of their respective subsidiaries and affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

              (h) Each of the Shareholders, Purchaser, Stonepath and the Company shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) five (5) business days after receipt of any notice of any audit or (ii) ten (10) business days prior to the settlement or final determination of any audit for which it was responsible pursuant to this Section 10.7 which could affect the Tax liability of such other party for any taxable year.

         10.8 Arbitration.

              (a) Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement or the Ancillary Agreements, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("Dispute"), shall be resolved by final and binding arbitration before a single arbitrator ("Arbitrator") selected from and administered by AAA (the "Administrator") in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration hearing shall be held in Denver, Colorado.

              (b) Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

              (c) The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress or pain and suffering, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any Ancillary Agreement; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement or any Ancillary Agreement, including, without limitation, an injunction or order for specific performance.

              (d) Each Party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys' fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator. Each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

              (e) By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 10.8, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Definitions.

              For purposes of this Agreement, the following terms have the meanings specified:

              "Accelerated Earn-Out Payment" shall mean as of the date of a Corporate Transaction or Event of Default, the sum of (a) $5,000,000 less the amount of Base Earn-Out Payments previously paid by Purchaser to the Shareholders, plus (b) the amount, if any, of the Additional Earn-Out Payment due and payable on such date in accordance with Section 1.2(b)(iv).

              "Acquired Locations" has the meaning set forth in Section 1.2(c)(ix) of this Agreement.

              "Acquisition Proposal" has the meaning set forth in Section 10.2 of this Agreement.

              "Additional Earn-Out Payment" has the meaning set forth in Section 1.2(b)(iv) of this Agreement.

              "Additional Earn-Out Threshold" has the meaning set forth in
Section 1.2(b)(iv) of this Agreement.

              "Administrator" has the meaning set forth in Section 10.8 of this Agreement.

              "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

              "Agreement" has the meaning set forth in the introductory paragraphs of this Agreement.

              "Ancillary Agreements" means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Employment Agreements and the Stonepath Guaranty Agreement.

              "Annual Earn-Out Certificate(s)" has the meaning set forth in
Section 1.2(b)(iii).

              "Applicable Law" or "Applicable Laws" means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person's properties or assets.

              "Apportionment Schedule" has the meaning set forth in Section 10.7(b) of this Agreement.

              "Arbitrator" has the meaning set forth in Section 10.8 of this Agreement.

              "Audited Financial Statements" has the meaning set forth in
Section 5.4(a) of this Agreement.

              "Available Cash Balance" with respect to Stonepath (or its Affiliates other than the Company) shall mean the amount of cash immediately available (a) in unrestricted deposit accounts or (b) pursuant to an unrestricted bank line of credit or similar credit facility, in either case the withdrawal or draw-down of which amounts would not trigger any breach or default under any commercial, financing or debt agreements of Stonepath.

              "Bank Indebtedness" means all outstanding bank and other loans, notes, lines of credit, debt instruments, capital leases and other indebtedness, including the Company's current line of credit (loan #1000009501) to Key Bank in the principal amount of $1,500,000 and term loan (loan #9001) to Key Bank in the principal amount of $1,000,000, excluding trade payables and other current liabilities (other than the current position of long-term liabilities).

              "Bankrupt" with respect to Stonepath means Stonepath (a) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (b) makes an assignment for the benefit of its creditors, (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (d) is adjudicated as insolvent or to be liquidated, (e) takes corporate action for the purpose of any of the foregoing,

              "Base Earn-Out Amount" has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

              "Base Earn-Out Payment" has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

              "Basket Amount" has the meaning set forth in Section 9.1(a) of this Agreement.

              "Business" as used in this Agreement means the business and operations of the Company on the date of this Agreement.

              "Cash Payment Amount" has the meaning set forth in Section 1.2(b)(i) of this Agreement.

              "Cash Payment Threshold" means two and one-half times (2.5x) the Default Payment Amount.

              "Claimant" has the meaning set forth in Section 9.6(a) of this Agreement.

              "Claim Notice" has the meaning set forth in Section 9.6(a) of this Agreement.

              "Closing" has the meaning set forth in Section 1.1 of this Agreement.

              "Closing Certificate" has the meaning set forth in Section 1.3(a) of this Agreement.

              "Closing Date" has the meaning set forth in Section 2.1 of this Agreement.

              "Closing Date Accountants" has the meaning set forth in Section 1.3(a) of this Agreement.

              "Closing Date Balance Sheet" has the meaning set forth in Section 1.3(a)(i) of this Agreement.

              "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

              "Company" has the meaning set forth in the introductory paragraphs to this Agreement.

              "Competing Business" has the meaning set forth in Section 3.20 of this Agreement.

              "Confidential Information" means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law; and (b) information concerning the business and affairs of such Party (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party's documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing.

              "Continuing Employee" has the meaning set forth in Section 5.11 of this Agreement.

              "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) a sale or other disposition of all or substantially all of the assets of Purchaser, Stonepath or the Company to an unrelated third party;
(b) a sale or other disposition of at least sixty-six percent (66%) of the outstanding voting securities of Purchaser, Stonepath or the Company to an unrelated third party; (c) a merger, consolidation or similar transaction involving Purchaser, Stonepath or the Company following which the Purchaser, Stonepath or the Company, as applicable, is not the surviving corporation (other than a merger effected exclusively for the purpose of changing the domicile of such entity and other than a merger in which the shareholders of the Purchaser, Stonepath, or the Company immediately prior to such merger hold thirty-four percent (34%) or more of the outstanding capital stock of such surviving corporation immediately after the consummation of such merger); or (d) a "reverse merger" or similar transaction in which the Purchaser, Stonepath or the Company is the surviving entity but in which the shareholders of such entity immediately prior to such merger or similar transaction hold less than thirty-four percent (34%) of the outstanding capital stock of such entity immediately after the consummation of such merger or similar transaction.

              "Cure Period" has the meaning set forth in Section 1.4(b) of this Agreement.

              "Default Payment Amount" has the meaning set forth in Section 1.4(b)(i).

              "Dispute" has the meaning set forth in Section 10.8 of this Agreement.

              "Earn-Out Payments" means collectively, the Base Earn-Out Payments and the Additional Earn-Out Payments.

              "Earn-Out Payment Dates" has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

              "Earn-Out Period" has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

              "Employee Benefit Plan" has the meaning set forth in Section 3.22(a) of this Agreement.

              "Employment Agreements" means employment agreements between the Purchaser or the Company, as applicable, and the Key Employees in form and substance satisfactory to each such Key Employee and the Company.

              "Encumbrance" means and includes:

                    (a) with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

                    (b) with respect to any real property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Authorities), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

              "Environmental Laws" means any and all Applicable Laws (a) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss. 1251 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), and/or (b) relating to the protection, preservation or conservation of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Closing Date.

              "ERISA" has the meaning set forth in Section 3.22(a) of this Agreement.

              "Event of Default" means any failure by Purchaser to pay any amount when due under Sections 1.2 or 1.4(a) of this Agreement, including any Base Earn-Out Payment or Additional Earn-Out Payment. An Event of Default shall be deemed to have occurred on and as of any date when an Earn-Out Payment owed by Purchaser remains unpaid as of the close of business (Seattle time) on the applicable Earn-Out Payment Date or date of any Additional Earn-Out Payment; provided, however, that in the event an Objection Notice has been timely delivered in accordance with Section 1.5(a), the Event of Default will be deemed to occur on the date of a resolution of such dispute in accordance with Section 1.5(b) or 1.5(c).

              "Excess Amount" has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Family Member" with respect to any natural Person means the following relatives of such Person and the entities designated: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing such Person's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests.

              "Financial Statements" has the meaning set forth in Section
3.8(a).

              "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

              "Global Container" means Global Container Line, Inc., a Washington corporation and wholly-owned subsidiary of the Company.

              "Governmental Authority" means any: (a) U.S. federal or state government; or (b) U.S. federal or state governmental authority (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

              "Guaranty Agreement" has the meaning set forth in Section 1.2(e) of this Agreement.

              "Hazardous Materials" means any and all (a) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Applicable Laws, including Environmental Laws, and (b) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known carcinogens.

              "HSR Act" has the meaning set forth in Section 5.7 of this Agreement.

              "Indemnified Party" has the meaning set forth in Section 9.8 of this Agreement.

              "Indemnifying Party" has the meaning set forth in Section 9.8 of this Agreement.

              "Indemnitee" has the meaning set forth in Section 9.7 of this Agreement.

              "Indemnitor" has the meaning set forth in Section 9.7 of this Agreement.

              "Independent Accountants" has the meaning set forth in Section 1.5(c) of this Agreement.

              "Injunction" means any and all writs, rulings, awards, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority.

              "Insolvency" or "Insolvent" with respect to Stonepath means Stonepath (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due, or (b) has a deficit stockholders' equity on any given date.

              "Instrument" or "Instruments" has the meaning set forth in Section
3.7 of this Agreement.

              "Intellectual Property" means any and all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) mask works and all applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (g) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (h) copies of tangible embodiments thereof (in whatever form or medium).

              "Key Employees" means the Persons identified in Section 5.5 of the Shareholders' Schedules.

              "Knowledge" means with respect to a Shareholder, that any Shareholder has actual knowledge of the relevant fact or circumstance, prior to or as of the date of this Agreement and without any obligation of such Shareholder to undertake an independent investigation of such fact or circumstance.

              "Liability" or "Liabilities" means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

              "Loss" or "Losses" has the meaning set forth in Section 9.1 of this Agreement.

              "Material Adverse Effect" or "Material Adverse Change" means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole. In the case of the Company's results of operations, a Material Adverse Change will be deemed to have occurred if there is a decrease of more than fifteen percent (15%) in net income or ten percent (10%) in net revenues (excluding pass-throughs) over the corresponding prior year period.

              "Material Contracts" has the meaning set forth in Section 3.18(a) of this Agreement.

              "Minimum Working Capital Amount" has the meaning set forth in
Section 1.3(b) of this Agreement.

              "Net Income Before Taxes" means the Company's net income before federal, state and local income taxes, determined in accordance with the provisions of Sections 1.2(b)(iii), 1.2(c) and 1.5 of this Agreement and GAAP.

              "New Locations" has the meaning set forth in Section 1.2(c)(viii) of this Agreement.

              "Objection Notice" has the meaning set forth in Section 1.5(a) of this Agreement.

              "Ordinary Course of Business" means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

              "Permit" means any and all permits, licenses, filings, authorizations, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Authority.

              "Person" means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

              "Proceeding" means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

              "Pro Rata Share" has the meaning set forth in Section 1.2(d) of this Agreement.

              "Purchase Price" has the meaning set forth in Section 1.2(a) of this Agreement.

              "Purchaser" has the meaning set forth in the introductory paragraphs of this Agreement.

              "Regulated Substance" means any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by applicable Environmental Law.

              "Related Person" or "Related Persons" means, with respect to a natural Person:

                    (a) each Family Member; and

                    (b) any Affiliate of one or more members of such individual's Family.

              With respect to any other Person:

                    (i) any Affiliate of such Person; and

                    (ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such Person (or in a similar capacity).

              "Respondent" has the meaning set forth in Section 9.6(a) of this Agreement.

              "Response Period" has the meaning set forth in Section 1.5 of this Agreement.

              "Rights" means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares.

              "SEC" means the United States Securities and Exchange Commission.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Shareholders" means collectively all of the Shareholders, or individually any of the Shareholders, identified on the signature page(s) of this Agreement.

              "Shareholders' Agent" has the meaning set forth in the introductory paragraphs to this Agreement.

              "Shareholders' Guarantees" has the meaning set forth in Section 3.11(b) of this Agreement.

              "Shareholders' Schedules" has the meaning set forth in the introductory paragraph to Article III.

              "Shares" has the meaning set forth in the introductory paragraphs of this Agreement.

              "Shortfall Amount" has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

              "Stonepath" has the meaning set forth in the introductory paragraphs of this Agreement.

              "Stonepath SEC Documents" has the meaning set for in Section 4.7(a) of this Agreement.

              "Straddle Tax Returns" has the meaning set forth in Section 10.7(b) of this Agreement.

              "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries. When used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

              "Supplement" has the meaning set forth in Section 11.14.

              "Tangible Personal Property" has the meaning set forth in Section
3.15 of this Agreement.

              "Targeted Amount" has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

              "Tax" or "Taxes" means (i) any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest or penalty relating thereto, and (ii) any payments under tax sharing arrangements between the Company, Purchaser, Stonepath or any Affiliates.

              "Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

              "Termination Date" means sixty (60) days after the date of this Agreement.

              "Threatened" means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

              "Waste" means any substance defined as such by any applicable Environmental Law.

              "Working Capital" means the excess of the Company's current assets, including a cash component, over the Company's current liabilities, determined in accordance with GAAP applied on a consistent basis with the Company's historical financials, without giving effect to the consummation of the transactions contemplated by this Agreement.

         11.2 Cumulative Remedies; Waiver.

              The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. Except as expressly set forth below in
Section 11.12, no claim or right arising under this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party or Parties. No waiver that may be given by a Party shall be applicable except in the specific instance for which it is given. No notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.3 Notices.

              All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received upon delivery if delivered personally, or on the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, to the Parties at the addresses below, or at such other address or facsimile number for a Party as shall be specified by like notice to all Parties:

         if to the Company:    Global Transportation Services, Inc.
                               1930 Sixth Avenue South, 2nd Floor
                               Seattle, WA  98134
                               Fax:  (206) 340-0124
         if to the Shareholders' Agent: Jason F. Totah
                                        at the address of the Company above

         if to the Shareholders:        Jason F. Totah
                                        W. Guy Fox
                                        Edgar B. Kelly
                                        Richard G. Jellison
                                        at the address of the Company above

         with a copy to:                Laurie A. Smiley, Esquire
                                        Cooley Godward LLP
                                        5200 Carillon Point
                                        Kirkland, WA  98033
                                        Tel: (425) 893-7747
                                        Fax: (425) 893-7777
                                        Email: Lsmiley@cooley.com

         if to Purchaser, to it at:     Stonepath Logistics International
                                        Services, Inc.
                                        Two Penn Center, Suite 605
                                        Philadelphia, PA  19102
                                        Attn:  Stephen M. Cohen, General Counsel
                                        Tel: (215) 564-9192
                                        Fax: (215) 564-3133

         with a copy to:                Brian North, Esquire
                                        Buchanan Ingersoll Professional
                                        Corporation
                                        Eleven Penn Center, 14th Floor
                                        Philadelphia, PA  19103
                                        Tel: (215) 665-3828
                                        Fax: (215) 665-8760

         11.4 Entire Agreement; Assignment.

              This Agreement, including all Exhibits and Schedules hereto, together with the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to its subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

         11.5 Binding Effect; Benefit.

              This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.6 Headings.

              The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 Counterparts.

              This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         11.8 Governing Law.

              This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         11.9 Severability.

              If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         11.10 Expenses.

              Except as set forth in this Section 5.4 or elsewhere in this Agreement, the Shareholders shall pay all fees and expenses incurred by them and the Company in connection with the transactions provided for hereunder, including the fees and expenses of Shareholders' counsel and accountants; and Purchaser and Stonepath shall pay all expenses incurred by them in connection with the transactions provided for hereunder, including the fees and expenses of their counsel and accountants.

         11.11 Amendment and Modification.

              This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Purchaser, the Company and Shareholders' Agent.

         11.12 Shareholders' Agent.

              (a) The Shareholders, pursuant to this Agreement, hereby appoint Jason F. Totah as the Shareholders' Agent, who shall be the Shareholders' representative and attorney-in-fact for each Shareholder. The Shareholders' Agent shall have the authority to act for and on behalf of each of the Shareholders, including without limitation, to amend this Agreement, to give and receive notices and communications, waivers and consents under this Agreement, to act on behalf of the Shareholders with respect to any matters arising under this Agreement, to authorize delivery to the Purchaser and/or Stonepath of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Shareholders' Agent shall have the right to (i) employ accountants, attorneys and other professionals on behalf of the Shareholders, and (ii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Shareholders' Agent hereunder, and (B) the interests of the Shareholders under this Agreement. The Shareholders' Agent shall for all purposes be deemed the sole authorized agent of the Shareholders until such time as the agency is terminated with notice to the Purchaser. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to the Purchaser; provided, however, that the Shareholders' Agent may not be removed unless all of the Shareholders agree to such removal and to the identity of the substituted Shareholders' Agent. Any vacancy in the position of the Shareholders' Agent may be filled by approval by those Shareholders who hold or held a majority of the Shares prior to the Closing. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall not receive compensation for its services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders during the term of the Agreement.

              (b) The Shareholders' Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders' Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Shareholders' Agent based on such advice and the Shareholders' Agent shall not be liable to anyone. The Shareholders' Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no covenants or obligations shall be implied under this Agreement against the Shareholders' Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholders' Agent determined by him to be reasonably necessary to carry out the purposes of his obligations. The Shareholders shall severally and pro-rata, in accordance with their respective pro-rata share of the Purchase Price, indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. Specifically, each Shareholder hereby agrees to reimburse the Shareholders' Agent for his Pro Rata Share of any reasonable and documented costs or expenses (including attorneys' fees) incurred by the Shareholders' Agent in pursuing a dispute pursuant to Section 1.5(c) of this Agreement.

              (c) A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision, act, consent or instruction from all of the Shareholders and shall be final, binding and conclusive upon each of the Shareholders. The Purchaser and Stonepath may rely upon any such decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of every such Shareholder. The Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders' Agent. In furtherance of the foregoing, any reference to a power of the Shareholders under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Shareholders' Agent.

         11.13 RELEASE AND DISCHARGE.

              BY VIRTUE OF THEIR EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, THE SHAREHOLDERS HEREBY AGREE TO RELEASE, REMISE, AND FOREVER DISCHARGE THE COMPANY FROM AND AGAINST ANY AND ALL DEBTS, OBLIGATIONS, LIABILITIES, AND AMOUNTS OWING FROM THE COMPANY TO THE SHAREHOLDERS AND THE COMPANY SHALL NOT BE OBLIGATED TO TAKE ANY ACTION OR MAKE ANY PAYMENTS TO THIRD PARTIES ON BEHALF OF THE SHAREHOLDERS; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT CONSTITUTE A RELEASE OR WAIVER OF ANY SHAREHOLDER'S CLAIMS OR DEMANDS AGAINST THE COMPANY FOR INDEMNIFICATION OR ADVANCEMENT OF EXPENSES IN ACCORDANCE WITH THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS, OR FOR DEFENSE, SETTLEMENT OR PAYMENT RELATING TO ANY CLAIMS COVERED UNDER THE TERMS AND CONDITIONS OF THE COMPANY'S DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICIES, AS CURRENTLY IN EFFECT OR HEREAFTER EXTENDED.

         11.14 Supplementation of Schedules.

              Prior to the Closing, the Shareholders or the Company may elect to deliver a supplement ("Supplement") to one or more of the Shareholders' Schedules previously delivered to the Purchaser and Stonepath. Any and all Supplements must be in writing and must be delivered to the other Party before the date that is three (3) business days prior to the scheduled Closing Date. Purchaser and Stonepath shall be given the opportunity during the three (3) business days following the delivery of the proposed Supplement to consider and object to that Supplement. If Purchaser and Stonepath do not object to the contents of the Supplement within such period, the Shareholders' Schedule in question shall be deemed amended by the Supplement. If the Purchaser and Stonepath object to a proposed Supplement, and the objection is not accepted by the Party submitting the Supplement, the sole recourse and remedy of Purchaser and Stonepath shall be termination of this Agreement in accordance Section 8.1 of this Agreement. In the event the Purchaser and Stonepath fail to terminate this Agreement within five (5) days of the delivery of the objection, the Supplement shall be deemed accepted by the Purchaser and Stonepath.

         11.15 Time of Essence.

              Time is of the essence in this Agreement.

         11.16 Construction.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (c) References to "Dollars" or "$" in this Agreement shall refer in all cases to United States Dollars.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, each of the undersigned has executed or caused this Stock Purchase Agreement to be executed as of the date first above written.

ATTEST:                             STONEPATH LOGISTICS
                                    INTERNATIONAL SERVICES, INC.


/s/ Stephen M. Cohen                By: /s/ Dennis L. Pelino
----------------------------            ---------------------------------------
Secretary
                                    Name:  Dennis L. Pelino
                                           ------------------------------------
                                    Title: CEO
                                           ------------------------------------

ATTEST:                             GLOBAL TRANSPORTATION SERVICES, INC.



/s/ Edgar B. Kelly                  By: /s/ Jason F. Totah
----------------------------            ---------------------------------------
Secretary
                                    Name:  Jason F. Totah
                                           ------------------------------------
                                    Title: Managing Director
                                           ------------------------------------

                                                       SHAREHOLDERS                      Number of          Percentage
                                                                                           Shares            Interest
Witness

/s/ Richard G. Jellison                 /s/ Jason F. Totah                                  56,280            39.288%
---------------------------------       ----------------------------------------
                                        Jason F. Totah
Witness

/s/ Richard G. Jellison                 /s/ Edgar B. Kelly                                  41,750            29.145%
---------------------------------       ----------------------------------------
                                        Edgar B. Kelly

Witness

/s/ Mary A. Fox                         /s/ W. Guy Fox                                      41,750            29.145%
---------------------------------       ----------------------------------------
                                        W. Guy Fox

Witness


/s/ Edgar B. Kelly                      /s/ Richard G. Jellison                              3,470             2.422%
---------------------------------       ----------------------------------------
                                        Richard G. Jellison


                                                 SHAREHOLDERS' AGENT
Witness

/s/ Edgar B. Kelly                      /s/ Jason F. Totah
---------------------------------       ----------------------------------------
                                        Jason F. Totah

ATTEST:                                 STONEPATH GROUP, INC.

/s/ Stephen M. Cohen
---------------------------------
                                        By: /s/ Dennis L. Pelino
Secretary                                   ------------------------------------
Authorized Executive Officer            Name:  Dennis L. Pelino
                                              ----------------------------------
                                        Title: CEO
                                              ----------------------------------